Exhibit 6.3

TIMEPLAST INC.

a Delaware corporation

NOTICE AND REQUEST FOR ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

Notice Date: August 18th, 2026

To the Shareholders of Timeplast Inc. (the “Corporation”):

1. Purpose of this Notice. The Board of Directors of the Corporation, acting through its sole director, is asking the shareholders of the Corporation to authorize, approve and ratify, by written consent in lieu of a meeting under Section 228 of the Delaware General Corporation Law (the “DGCL”) and Article I, Section 13 of the Corporation’s Amended and Restated Bylaws effective as of July 1, 2025 (the “Bylaws”), the Exclusive License, Manufacturing and Supply Agreement between the Corporation and String Cubed, Inc., a Florida corporation (“StringCubed”), to be effective as of August 4, 2026 (the “Master Agreement”), its perpetual, royalty-free and exclusive licensing of its Manifester patents and technologies to Timeplast Inc., and the historical related-party transactions it confirms. A complete copy of the Exclusive licensing agreement, including all exhibits and annexes, is enclosed as Exhibit A, and the form of written consent is enclosed following this Notice. This Notice is being delivered to each shareholder of record of the Corporation by email through the Corporation’s official timeplas.com email domain.

2. Disclosure of Conflicting Interest — Please Read Carefully. Manuel Rendon (the “Founder”) is the founder, President and Chief Executive Officer, a stockholder, and currently the sole director of the Corporation. He is also the founder, Chief Executive Officer and controlling stockholder of StringCubed, the other party to the Exclusive licensing Agreement. The Founder therefore has a direct financial interest on both sides of the Master Agreement and, if it is approved, will sign it on behalf of both companies in his respective corporate capacities. Because the Corporation’s only director is interested in the transaction, there is no disinterested director available to approve it; the Board is therefore seeking authorization, approval and ratification directly from the shareholders, after full disclosure, under Article II, Section 11(b) and Article III, Section 5 of the Bylaws, in a manner intended to satisfy Section 144 of the DGCL.

3. Summary of the Material Terms of the Exclusive licensing Agreement. The following summary is qualified in its entirety by the full text of the Master Agreement (see in particular the summary of economic terms in Exhibit D thereto). Shareholders are urged to read the Master Agreement in full.

•	Exclusive license to the Corporation. StringCubed grants the Corporation an exclusive, perpetual, worldwide license to all Manifester-related technologies and covenants that it will never license those technologies to any other company.

•	Materials exclusivity. The Corporation is the sole and exclusive supplier of every material consumed by or with the Manifester and retains 100% of materials revenue; StringCubed irrevocably waives any share of it.

•	Corporate separateness; no cross-funding. Each company must finance only its own field with its own capital. The Corporation may not use any Regulation A proceeds to fund StringCubed, and StringCubed may not use any of its offering proceeds to fund the Corporation (Section 6.4). Payments between the companies are limited to consideration for goods, services, licenses and rights actually provided under the Master Agreement.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 1 of 49

•	Confirmation of the Original Agreement. The Master Agreement confirms the Development and Technology Transfer Agreement dated January 20, 2024, under which the Corporation paid StringCubed $69,350 for development, technology-transfer and license deliverables, including the TimeMass Soap formulation, the TimeMass filament portfolio and a perpetual, fully paid-up, royalty-free license to StringCubed’s Bloominite USPTO-Grant patent.

•	Monthly development arrangement. The Corporation’s continuing month-to-month arrangement is restated: the Corporation pays StringCubed a fixed research-and-development fee of $989 per month for one new functional filament formulation each month. The fee is not a royalty or revenue share, and the Corporation retains 100% of the revenue and profits from TimeMass products. Either party may discontinue the arrangement on 30 days’ notice.

•	Hardware economics. StringCubed manufactures Manifester hardware and sells units to the Corporation at documented cost, without markup; the Corporation is the exclusive seller of the device and retains 70% of net hardware profit, with 30% paid to StringCubed as a hardware manufacturer fee.

•	Manifester Object Store. The Corporation operates the Manifester Object Store as merchant of record and retains a 30% platform commission (benchmarked to Apple’s standard App Store rate); 70% of store receipts are paid to the developer of the applicable object (StringCubed, for objects it develops).

•	Term; reversion. The Master Agreement is perpetual; neither party may terminate it for convenience or for breach (remedies for breach are damages and injunctive relief). A party’s technology reverts to it only upon a bankruptcy event of the other party.

•	Disclosure obligations. Each company must accurately describe the relationship, the Founder’s dual roles, the historical payments and the ongoing payments in its own SEC offering materials and regulatory responses (Sections 16.4 and 16.6).

4. Historical Related-Party Transactions Being Ratified. Shareholders are also being asked to ratify that The Corporation’s audited financial statements report net revenue of $48,529 for fiscal year 2024 and $171,108 for fiscal year 2025, which is 100% attributed to TimeMass filament products developed by StringCubed, as described in Article 3 of the Exclusive licensing Agreement and the reconciliation described in Section 3.5 thereof. The audited financial reconciliation for these sums is one of the Exhibits in the Exclusive licensing Agreement. Further documents and clarification is available on request using the contact below.

5. How this Written Consent Works.

•	You may sign the enclosed consent on or after August 25th, 2026 — as the Bylaws give every shareholder at least seven (7) days to consider a requested written consent.

•	The consent becomes effective when the Corporation has received signed consents from holders of at least a majority of the issued and outstanding shares entitled to vote.

•	To be effective, your signed consent must be received by the Corporation within sixty (60) days of the date you sign it.

•	The Corporation will not execute the Master Agreement earlier than August 28th, 2026 consistent with Article III, Section 5 of the Bylaws.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 2 of 49

•	You are not required to sign. No shareholder meeting will be held in connection with this action. Electronic signatures (including DocuSign) are valid and consents may be signed in counterparts.

6. Questions and Document Requests. Before signing, please carefully read the Exclusive licensing Agreement, its exhibits, the financial statements audited, and the reconciliation. Any further questions please request them by contacting Manuel Rendon, CEO, at man@timeplast.com.

By order of the Board of Directors,

/s/ Manuel Rendon
Manuel Rendon, President and Chief Executive Officer

Timeplast Inc. — Shareholder Notice and Written Consent | Page 3 of 49

TIMEPLAST INC.

a Delaware corporation

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS IN LIEU OF A MEETING

The undersigned, being holders of record of shares of the capital stock of Timeplast Inc., a Delaware corporation (the “Corporation”), representing in the aggregate not less than a majority of the issued and outstanding shares of the Corporation entitled to vote, acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Article I, Section 13 of the Corporation’s Amended and Restated Bylaws effective as of July 1, 2025 (the “Bylaws”), hereby consent to the adoption of, and adopt, the following resolutions by written consent, without a meeting and without a vote, effective as provided in resolution 10 below.

RECITALS

A. The Exclusive licensing Agreement. The Corporation and String Cubed, Inc., a Florida corporation (“StringCubed”), propose to enter into that certain Master Collaboration, Confirmation, Exclusive License, Manufacturing and Supply Agreement, to be effective as of August 4, 2026, in the form attached hereto as Exhibit A, together with all exhibits and annexes thereto (the “Master Agreement”).

B. Disclosure of Conflicting Interest. Manuel Rendon (the “Founder”) is the founder, President and Chief Executive Officer, a stockholder, and the sole director of the Corporation, and is also the founder, Chief Executive Officer and controlling stockholder of StringCubed. The Founder has a direct financial interest in both parties to the Master Agreement and will execute the Master Agreement on behalf of both parties in his respective corporate capacities. Each of the undersigned acknowledges that this relationship and interest, and the material facts of the Master Agreement and the Historical Transactions (as defined below), were fully disclosed to the undersigned in the Notice and Request for Action by Written Consent dated August 18th, 2026 (the “Notice”), delivered together with a complete copy of the Master Agreement, not fewer than ten (10) days prior to the Corporation’s execution of the Master Agreement, and that the undersigned has had not fewer than seven (7) days from delivery of the Notice to consider the actions requested, in accordance with Article I, Section 13 and Article III, Section 5 of the Bylaws.

C. Historical Transactions. The Master Agreement confirms and memorializes: (i) the Development and Technology Transfer Agreement between the Corporation and StringCubed dated January 20, 2024, and the $69,350 paid by the Corporation thereunder in consideration for the development, technology-transfer and license deliverables described in Articles 2 through 4 of the Master Agreement (including the Bloominite patent license); and (ii) the continuing month-to-month arrangement under which the Corporation pays StringCubed a fixed research-and-development fee of $989 per month for one new functional filament formulation each month (collectively, the “Historical Transactions”).

D. Purpose; Corporate Separateness. The Master Agreement delineates each company’s exclusive field; grants the Corporation an exclusive, perpetual, worldwide license to StringCubed’s Manifester-related technologies; establishes the Corporation as the sole and exclusive supplier of all materials consumed by the Manifester, retaining 100% of materials revenue; allocates hardware economics 70% to the Corporation and 30% to StringCubed as a manufacturer fee; allocates Manifester Object Store receipts 30% to the Corporation as platform commission and 70% to the developer of the applicable object; and imposes corporate-separateness and no-cross-funding covenants under which neither company may use its securities-offering proceeds to fund the other. Both companies conduct, or intend to conduct, securities offerings regulated by the United States Securities and Exchange Commission (the “SEC”), and each is required to disclose the relationship accurately in its own offering materials.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 4 of 49

E. No Disinterested Director. Because the Corporation’s Board of Directors presently consists solely of the Founder, who has a conflicting interest, no disinterested director is available to approve the Master Agreement under Article II, Section 11(a) of the Bylaws, and the Board has submitted the Master Agreement and the Historical Transactions to the shareholders for authorization, approval and ratification under Article II, Section 11(b) and Article III, Section 5 of the Bylaws.

F. Access to Information. Each of the undersigned has received the Notice and the Master Agreement (including Exhibit D, the summary of economic terms, and Exhibit E, the revenue certificate and reconciliation), has had the opportunity to request the Corporation’s audited financial statements for fiscal years 2024 and 2025, the reconciliation described in Section 3.5 of the Master Agreement, and any other information the undersigned considered relevant, and has had the opportunity to ask questions of the Corporation before signing.

NOW, THEREFORE, BE IT:

1. Authorization, Approval and Ratification of the Master Agreement. RESOLVED, that the Master Agreement, including all exhibits and annexes thereto and the certificate contemplated by Exhibit E thereto, and the Corporation’s execution, delivery and performance thereof, effective as of August 4, 2026, together with any performance rendered thereunder prior to the date hereof, be, and they hereby are, authorized, approved, adopted, confirmed and ratified in all respects.

2. Fairness Determination. RESOLVED, that, in the judgment of the undersigned, the Master Agreement and each of the transactions and arrangements described therein, including the Historical Transactions, are fair and reasonable to the Corporation, and are on terms intended to be competitive and comparable with terms that would be available from independent third parties, within the meaning of Article II, Section 11(c) and Article III, Section 5(c) of the Bylaws and consistent with Section 17.3 of the Master Agreement.

3. Approval Notwithstanding the Founder’s Interest. RESOLVED, that, having received full disclosure of the Founder’s relationships with, and interests in, both the Corporation and StringCubed, the undersigned authorize, approve and ratify the Master Agreement and the Historical Transactions notwithstanding the Founder’s interest therein, this consent being intended to constitute authorization, approval and ratification by the shareholders after disclosure for purposes of Article II, Section 11(b) and Article III, Section 5 of the Bylaws and Section 144 of the DGCL.

4. Ratification of the Historical Transactions. RESOLVED, that the Historical Transactions, including the Development and Technology Transfer Agreement dated January 20, 2024, the $69,350 paid thereunder, the monthly $989 development payments made through the date hereof, and the Bloominite patent license, be, and they hereby are, ratified, confirmed and approved as consideration for deliverables actually received by the Corporation.

5. Authorization of Execution. RESOLVED, that the President of the Corporation be, and he hereby is, authorized and directed to execute and deliver the Master Agreement and all annexes, certificates and ancillary documents contemplated thereby, for and on behalf of the Corporation, execution by the President alone being sufficient to bind the Corporation, and that no shareholder signature on the Master Agreement itself shall be required, the signature pages of the Master Agreement to be conformed accordingly.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 5 of 49

6. Securities Disclosure. RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to describe the Master Agreement, the Historical Transactions and the Corporation’s relationship with StringCubed (including the Founder’s dual roles and interests) accurately, completely and consistently with the Master Agreement in the Corporation’s offering statement on Form 1-A, offering circular, and amendments and supplements thereto, in responses to SEC comments, and in other required reports and disclosures, consistent with Sections 16.4 and 16.6 of the Master Agreement, and to furnish this consent and the supporting records to the Corporation’s independent auditors and counsel and, upon request, to applicable regulators.

7. Further Assurances. RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to take all such further actions and to execute and deliver all such further documents as such officer deems necessary, appropriate or desirable to carry out the purposes and intent of the foregoing resolutions.

8. Effectiveness; Counterparts; Notices. RESOLVED, that this consent may be executed in any number of counterparts (including by electronic signature, which shall be deemed an original), all of which together constitute one instrument; that this consent shall become effective at the time the Corporation has received executed counterparts from holders of not less than a majority of the issued and outstanding shares entitled to vote; that no signature shall be effective unless delivered to the Corporation within sixty (60) days of its execution; and that, within ten (10) days after effectiveness, the Corporation shall give notice of the action taken to all shareholders who did not consent, in accordance with Article I, Section 13 of the Bylaws and Section 228(e) of the DGCL.

9. Records. RESOLVED, that this consent, the Notice, and the related records be filed with the minutes of the proceedings of the shareholders and retained with the Corporation’s corporate records.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 6 of 49

SHAREHOLDER SIGNATURE PAGES

Instructions: Each shareholder must sign in the exact capacity in which the shares are held of record. If shares are held by a trust, entity or custodian, the authorized trustee, officer or representative should sign. Signing this page constitutes execution of the foregoing Action by Written Consent of the Shareholders of Timeplast Inc. Counterpart and electronic signatures (including DocuSign) are valid.

/s/ Manuel Rendon
Name: Manuel Rendon
(Founder)
Date signed:	8/28/2026

/s/ Victor Cardenal Jr.
Name: Victor Cardenal Jr.
Date signed:	8/13/2026

Name: Champion Marine, LLC
Date signed:

/s/ Dan Younkman
Name: Dan Younkman
Date signed:	8/19/2026

/s/ Jose Casique Sr.
Name: Jose Casique Sr.
Date signed:	18/08/2026

Name: Eva Caicedo
Date signed:

/s/ Manuel E. Menendez
Name: Manuel E. Menendez
Date signed:	8/13/2026

/s/ Eduardo R. Lacasa
Name: Eduardo R. Lacasa Revocable Family Trust
Date signed:	8/27/2026

/s/ Jose Arteaga
Name: Jose Arteaga
Date signed:	21/08/2026

/s/ Micah Rose
Name: Micah Rose
Date signed:	8/23/2026

/s/ Jose Casique Jr.
Name: Jose Casique Jr.
Date signed:	8/28/2026

/s/ Manel Menendez
Name: Manel Menendez
Date signed:	8/28/2026

Timeplast Inc. — Shareholder Notice and Written Consent | Page 7 of 49

EXHIBIT A

Master Collaboration, Confirmation, Exclusive License, Manufacturing and Supply Agreement between Timeplast Inc. and String Cubed, Inc.

EXCLUSIVE LICENSE,

MANUFACTURING AND SUPPLY AGREEMENT

by and between

TIMEPLAST INC

a Delaware corporation

and

STRING CUBED INC

a Florida corporation

Effective as of xxx, 2026

Timeplast Inc. — Shareholder Notice and Written Consent | Page 8 of 49

MASTER COLLABORATION, CONFIRMATION, EXCLUSIVE LICENSE, MANUFACTURING AND SUPPLY AGREEMENT

This Master Collaboration, Confirmation, Exclusive License, Manufacturing and Supply Agreement (this "Agreement") is entered into and effective as of xxx, 2026 (the "Effective Date"), by and between Timeplast INC, a Delaware corporation, with its principal place of business at 1000 Belle Avenue, Casselberry, Florida ("Timeplast"), and String Cubed, Inc., a Florida corporation with its principal place of business at 1304 Augusta National Blvd, Winter Springs, Florida ("StringCubed"). Timeplast and StringCubed are each referred to herein as a "Party" and together as the "Parties".

This Agreement (a) confirms, memorializes and creates a complete written record of the Development and Technology Transfer Agreement between the Parties dated January 20, 2024 (the "Original Agreement") and the transactions, payments, deliverables and licenses consummated thereunder and under the Parties' continuing monthly filament development arrangement; (b) restates and continues that monthly arrangement on the terms of Article 5; (c) sets forth the Parties' collaboration on the Manifester Program and the TimeMass Filament Line.

Recitals

A. The Timeplast business. Timeplast is a materials-science company engaged in the invention, polymerization, formulation, manufacture, scale-up and commercialization of a proprietary family of time-programmable, polar, water-soluble, alcohol-based polymers intended to substitute conventional plastics (the "Time-Programmable Polymer" platform). Timeplast's scientific and commercial competencies are chemical and material in nature: polymerization chemistry and reactor systems; control of molecular weight and molecular-weight distribution; tuning of polarity, hydrolysis and water solubility; extrusion-ability and other processing characteristics; thermomechanical performance; material stability, toxicity, shelf life and quality control; and the continuous improvement of Timeplast's proprietary polymerization systems.

B. What Timeplast does not do. Timeplast does not design, develop, manufacture or sell 3D printers, 3D-printing electromechanical hardware, firmware, control logic, analog computers, analog-computing architectures, or the functional algorithms embedded in printed objects, and has not raised capital for any of those purposes. Timeplast's investors invested in the creation and commercialization of the Time-Programmable Polymer material platform described in Recital A, and Timeplast intends to keep its capital, personnel and attention concentrated on that core business.

C. The StringCubed business. StringCubed is an analog-computing and advanced-fabrication company engaged exclusively in the science of analog computing (the design of analog computers and of physical objects that perform specific tasks by analog means), particularly within a 3D-printing environment, in accordance with the nine analog principles of analog computing published by StringCubed at stringcubed.com and summarized in Exhibit A (the "Nine Analog Principles"). StringCubed's competencies are computational, electromechanical and design-oriented in nature: the architecture of analog computation embodied in matter; the design of functional filaments whose geometry, density and internal structure encode algorithms that perform an action or function (for example, feeding a plant on a programmed schedule or desalinating sea water); the electromechanical hardware and control logic of 3D-printing devices; and the invention, testing and patenting of functional printed objects, including the patented object known as Bloominite (U.S. Patent No. 12,564,142 B1, "5-Dimensional Analog-Automated Object to Grow Seeds Without Human Intervention in Any Environment").

D. What StringCubed does not do. StringCubed does not polymerize, formulate, manufacture or sell polymers or any other material platform; does not engage, and will not engage, in the making of a time-programmable plastic capable of substituting conventional plastics or in any business substantially similar to Timeplast's business; and has not raised capital for any such purpose. Many of StringCubed's inventions are engineered around, and do not function without, Timeplast's Proprietary Materials.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 9 of 49

E. The Manifester. The Parties share a vision for a device known as the "Manifester": a voice-operated home fabrication device that turns spoken words into functional physical objects — in effect, an analog-computing replicator. The Manifester is a very complex device. Its realization requires a number of distinct scientific disciplines, each demanding sustained, specialized investment, and each carrying its own distinct technical and commercial risk profile. No single company working in a single discipline can deliver it. The Manifester accordingly requires multiple companies, each working in its own separate and independent channel of science, whose outputs interoperate: a material platform (Timeplast's discipline) and an analog-computing, hardware and functional-design platform (StringCubed's discipline).

F. The Original Agreement. On January 20, 2024, the Parties entered into the Original Agreement — a Development and Technology Transfer Agreement, a signed copy of which is retained with each Party's corporate records — under which Timeplast paid StringCubed sixty-nine thousand three hundred fifty dollars (US $69,350) in consideration for bona fide research, development, prototyping, formulation-development, technology-transfer and licensing activities intended to produce new applications using, Timeplast's proprietary programmable water-soluble material platform. StringCubed commenced performance approximately one week after execution and StringCubed initially delivered the formulation and technical information required for Timeplast to manufacture TimeMass Soap, as well as all over 80 TimeMass filaments up for sale at Timeplast.com/store, which are based on an analog-computing applications developed on Timeplast's proprietary material platform, including the patented Bloominite multidimensional object, which is an analog computing object designed as the first proof of concept for the Manifester technologies, which patent is being transferred to Timeplast in this agreement.

G. Continuing monthly filament development. After delivering the initial TimeMass formulation, StringCubed continued developing new functional filaments based upon and adapted for use with Timeplast's proprietary material platform. Under a continuing monthly development arrangement, Timeplast pays StringCubed a monthly fee of nine hundred eighty-nine dollars (US $989) in consideration for StringCubed's development and delivery of one new functional filament formulation each month. The monthly fee compensates StringCubed for the research, formulation work, compositional development, prototyping, technical adaptation, testing, and transfer of the applicable monthly filament which is the core product behind Timeplast’s subscription, which in turn generates the majority of Timeplast’s revenue, alongside with the sale of TimeMass filaments outside the subscription, exclusively found on Timeplast.com/store. Both the Timeplast subscription and the TimeMass filaments sale represent 100% of Timeplast’s revenue as shown in the Sales report exhibit directly extracted from Squarespace platform, Timeplast.com’s store web host.

H. The TimeMass filament portfolio. Through the initial development work performed under the Original Agreement and the subsequent monthly development arrangement, StringCubed developed and delivered to Timeplast a portfolio of approximately forty (80) original TimeMass filament formulations, compositions, prototypes, and related technical information, each documented as described in Sections 2.9 and 5.3, which Timeplast used to establish and commercialize its TimeMass filament product line and its Timeplast subscription business model.

I. TimeMass revenue. Timeplast's audited financial statements report net revenue of $48,529 for the fiscal year ended December 31, 2024, and $171,108 for the fiscal year ended December 31, 2025. Based upon Timeplast's product-level sales records based on its Squarespace e-commerce sales and order reports reconciled to the audited financial statements as described in Section 3.5, attributable to TimeMass filament sales and Timeplast subscription customers, which generated aggregate net revenue of $219,637 during fiscal years 2024 and 2025, as further described (including the distinction between revenue and profit) in Article 3.

J. Bloominite license. As a supplemental deliverable supported by the $69,350 consideration paid under the Original Agreement, StringCubed granted, and confirms and grants herein, to Timeplast a perpetual, irrevocable, fully paid-up, royalty-free license under StringCubed's Bloominite patent and related intellectual property, subject to and as set forth in Article 4.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 10 of 49

K. Complementarity and mutual dependence. The Parties' roles are complementary and vertically adjacent, not duplicative and not competitive. StringCubed designs the analog-computing logic, the functional-filament algorithms component systems (for example, photovoltaic zinc nanocrystal loads), and the electromechanical hardware and logic of the Manifester; Timeplast supplies the proprietary material out of which every functional print is made and fine-tunes that material — its polymerization, water solubility, molecular weight, extrusion-ability and thermomechanical characteristics — so that the Manifester can properly function. Each Party's contribution is inoperable, or commercially valueless for that application, without the other's: for example, StringCubed's technologies for The Manifester do not work without Timeplast's Proprietary Materials, and Timeplast's materials attain Manifester functionality only through StringCubed's designs.

L. Distinct risk profiles. There needs to be two independent companies StringCubed and Timeplast separately, because building analog computing requires heavy investment in a frontier field in which very few human groups have ever worked, creating a very high risk unique investing profile for StringCubed; on the other hand building a new time-programmable, alcohol-based polymer platform carries a drastically different, materials-science risk profile. The Parties have deliberately maintained these undertakings in separate corporate vehicles so that the investors of each company bear only the risk profile they chose, and so that neither company's capital or personnel are diverted into the other's field. The Parties acknowledge, and each Party shall disclose in its own offering materials, that this separation of corporate vehicles allocates development risk and does not eliminate the mutual operational dependence for the Manifester project, described in Recital K and Section 11.2.

M. Common founder; arm's-length intent. Manuel Rendon (the "Founder") is the founder and chief executive officer of both Parties, and the controlling stockholder of StringCubed. The Parties enter into this Agreement with full knowledge of that relationship and intend every term of this Agreement to reflect arm's-length commercial dealing. The Parties have maintained two separate corporate vehicles so that the analog-computing and 3D-printing undertaking — a risk profile Timeplast's investors did not underwrite — is financed by investors who knowingly elect it, and so that neither Party's capital, focus or personnel are diverted into the other's field.

N. No duplication; no double funding. The Parties are not developing the same thing, are not selling the same thing, and will not compete with each other. Each Party is developing a different layer of a single interoperable system, funds only its own layer with its own capital, and earns revenue from different sources, as delineated in this Agreement. Each Party raises capital solely for its own field and applies its own offering proceeds solely as described in its own offering materials. Where one Party purchases development services from the other — as Timeplast has done under the Original Agreement and the monthly arrangement described in Recital G — the payment is arm's-length consideration for deliverables actually received, not funding of the other Party.

O. Confirmation purposes. The Parties desire to create a written record confirming: (i) StringCubed's performance under the Original Agreement; (ii) Timeplast's receipt and acceptance of the deliverables; (iii) the relationship between the $69,350 consideration and the technologies delivered under the Original Agreement; (iv) the continuing monthly development arrangement under which Timeplast pays StringCubed $989 for the development and delivery of one new filament formulation each month; (v) the revenue generated by Timeplast through the commercial sale of the delivered TimeMass formulations; and (vi) the Parties' respective intellectual-property rights — including for each Party's financial reporting, corporate records, investor disclosures, and responses to comments or requests from the United States Securities and Exchange Commission.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 11 of 49

P. Going forward. The Parties intend that, from and after the Effective Date, the only continuing arrangements between them are (i) the monthly filament development arrangement described in Article 5, under which Timeplast pays StringCubed $989 per month for one new functional filament formulation, and (ii) the Manifester Program and its economics as set forth in this Agreement, and that no other payments, royalties, loans, advances, capital contributions or funding of any kind flow between the Parties.

Q. Purpose of this Agreement. The Parties wish to memorialize comprehensively, in a single master document: the confirmation of the Original Agreement and the historical transactions described above; the continuing monthly filament development arrangement; the delineation of each Party's field and responsibilities; the exclusive, perpetual license of StringCubed's Manifester-related technologies to Timeplast; Timeplast's exclusive supply of Proprietary Materials; the economics of hardware, materials, and the Manifester Object Store; intellectual-property ownership, protection and transfer; corporate-separateness and related-party safeguards; and the narrow circumstances in which a Party's technology reverts to it.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 — DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below. Other capitalized terms are defined where they first appear.

"Affiliate" means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party, where "control" means ownership of more than fifty percent (50%) of the voting securities or the power to direct management; provided that, for all purposes of this Agreement, neither Party shall be deemed an Affiliate of the other Party notwithstanding common ownership or common management by the Founder, it being the Parties' express intent to deal with each other as independent enterprises.

"Analog Computing" means the science of designing computers and physical objects that perform specific tasks by analog (non-digital, non-electronic) means — in which computation, memory and execution are embodied in matter and state transitions are governed by physical laws — practiced by StringCubed in accordance with its Nine Analog Principles.

"Applicable Law" means all laws, statutes, rules, regulations, ordinances, orders and requirements of any governmental authority applicable to a Party or its performance under this Agreement, including federal and state securities laws, consumer-product-safety laws, and export-control laws.

"Background IP" means, with respect to a Party, all Intellectual Property owned or controlled by that Party as of the Effective Date or developed by that Party outside the Program and independently of the other Party's Confidential Information.

"Bankruptcy Event" has the meaning set forth in Section 19.1.

"Bloominite" means StringCubed's patented five-dimensional analog-automated printed object designed to grow seeds without human intervention in any environment, together with all Improvements thereto, as described in U.S. Patent No. 12,564,142 B1.

"Bloominite License" means the perpetual, irrevocable, fully paid-up, royalty-free license confirmed and granted by StringCubed to Timeplast under Article 4.

"Business Day" means any day other than a Saturday, Sunday or day on which banks in the State of Florida are authorized or required to be closed.

"Cessation Event" has the meaning set forth in Section 9.3(b).

Timeplast Inc. — Shareholder Notice and Written Consent | Page 12 of 49

"Change of Control" means, with respect to a Party, a merger, consolidation, sale of all or substantially all assets, or transfer of more than fifty percent (50%) of voting power, in each case to a person or group other than the Founder or the Founder's controlled entities or estate-planning vehicles.

"Confidential Information" has the meaning set forth in Section 21.1.

"Cost of Goods Sold" or "COGS" means, with respect to a Unit, StringCubed's fully burdened cost of manufacturing that Unit, consisting of (a) direct materials and components, (b) direct manufacturing labor, and (c) allocable manufacturing overhead, in each case determined in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, without any margin, markup or profit element.

"Developer Proceeds" has the meaning set forth in Section 14.7(c).

"Foreground IP" means all Intellectual Property conceived, created, developed or reduced to practice by or on behalf of a Party, alone or jointly, in the course of the Program on or after the Effective Date.

"Functional Filament" means a 3D-printing filament (or cartridge-borne material feed) whose composition is a Proprietary Material and whose geometry, structure or deposition logic is designed by StringCubed to encode an analog algorithm that performs a function.

"Functional Object" means a physical object printed by or for the Manifester that performs a task by Analog Computing — for example, Bloominite (feeding and growing a plant) or a sea-water desalination object — including all associated designs, geometries, print files and embedded analog logic.

"Gross Store Receipts" has the meaning set forth in Section 14.7(a).

"Hardware" means the electromechanical hardware of the Manifester, including chassis, motion systems, extrusion and deposition assemblies, sensors, actuators, electronics, firmware and embedded control logic, in each case designed and manufactured by StringCubed.

"Hardware Manufacturer Fee" has the meaning set forth in Section 12.4.

"Improvement" means any modification, enhancement, derivative, improvement or new use of a technology, whether or not patentable.

"Intellectual Property" means all intellectual and industrial property rights of any kind anywhere in the world, including patents and patent applications (and all divisionals, continuations, continuations-in-part, reissues and reexaminations), utility models, invention disclosures, copyrights, mask works, software, firmware, source code, design rights, trademarks, service marks, trade dress, trade names, domain names, trade secrets, know-how, data, specifications, formulations, processes and all registrations and applications therefor.

"Manifester" means the voice-operated home fabrication device described in Recital E, including all models, versions and successors marketed under the Manifester name, trademark owned by Timeplast, comprising (a) the Hardware and Manifester Technologies contributed by StringCubed and (b) the Proprietary Materials contributed by Timeplast.

"Manifester Object Store" or "Store" means the digital storefront embedded in or accompanying the Manifester through which end users purchase or subscribe to Premium Printed Objects, operated by Timeplast pursuant to Article 14.

"Manifester Technologies" means all technologies developed by or for StringCubed for, or incorporated by StringCubed into, the Manifester or the TimeMass Filament Line, including: the Analog Computing architectures, methods and designs applied to the Manifester and to Functional Filaments; Functional Filament algorithms and geometries; Functional Object designs (including Bloominite); the Hardware and all firmware and control logic; print files, calibration data and tooling designs; and all StringCubed Background IP and Foreground IP embodied in any of the foregoing. An illustrative, non-exhaustive inventory appears in Exhibit B. Notwithstanding the foregoing, "Manifester Technologies" does not include, and nothing in this Agreement licenses or transfers to Timeplast, any StringCubed technology, product or program that is neither developed for nor incorporated into the Manifester or the TimeMass Filament Line, including the independent StringCubed programs identified on Exhibit F. Additionally nothing in this Agreement licenses or transfers to StringCubed any Timeplast’s own technologies to StringCubed.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 13 of 49

"Materials Revenue" has the meaning set forth in Section 13.1.

"Monthly Deliverable" has the meaning set forth in Section 5.3.

"Monthly Development Fee" means the fixed research-and-development fee of nine hundred eighty-nine dollars (US $989) per month described in Section 5.1.

"Net Hardware Profit" has the meaning set forth in Section 12.4(b).

"Nine Analog Principles" means the nine analog principles of analog computing published by StringCubed at stringcubed.com, as summarized in Exhibit A: (1) Tranware (transient hardware); (2) B-Tempware (bio-temporal software); (3) Hydro Logic Gates; (4) Compile-to-Matter (WORO architecture); (5) Zero-Energy Entropic Execution; (6) F-RAM (fluidic RAM); (7) Physical AI (embodied computation); (8) True Analog Chips; and (9) IMC (integrated morphological circuit).

"Original Agreement" means the Development and Technology Transfer Agreement between the Parties dated January 20, 2024, as confirmed and memorialized in Article 2.

"Premium Printed Object" means a Functional Object made available to end users through the Store for a fee or subscription — objects such as Bloominite that require investment, patents and testing by StringCubed, or other third party companies, before being uploaded to the paid Store.

"Program" means the Parties' collaboration under this Agreement in the development and commercialization of the Manifester and the TimeMass Filament Line, including the continuing monthly filament development arrangement described in Article 5.

"Proprietary Materials" means Timeplast's proprietary polar, water-soluble, alcohol-based Time-Programmable Polymer materials, in all grades, formulations and form factors (including filaments, cartridges, pellets and consumables), together with all Improvements thereto and all associated formulations, processes and specifications. An illustrative description appears in Exhibit C.

"Reconciliation" has the meaning set forth in Section 3.5.

"Specifications" means the written technical specifications, interface-control documents and quality standards for Proprietary Materials, Hardware, Functional Filaments and Functional Objects adopted by the Parties under Section 7.4, as amended by change control under Section 8.4.

"Subscription Offering" means access to one or more Premium Printed Objects (or a catalog thereof) offered through the Store on an auto-renewing subscription basis.

"Term" has the meaning set forth in Section 18.1.

"TimeMass Filament Line" means the line of functional 3D-printable filament and cartridge products marketed under the TimeMass brand, in which the material composition is a Proprietary Material supplied by Timeplast and the functional design, geometry and analog logic are developed by StringCubed, including the approximately forty (40) formulations described in Section 2.5 and all Monthly Deliverables.

"TimeMass Soap" means the initial analog-computing soap application developed on Timeplast's proprietary material platform, the formulation and technical information for which were delivered by StringCubed under the Original Agreement.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 14 of 49

"Time-Programmable Polymer" has the meaning set forth in Recital A.

"Unit" means one complete Manifester device manufactured for commercial sale.

1.2 Interpretation. In this Agreement: (a) headings are for convenience only and do not affect interpretation; (b) "including" means "including without limitation"; (c) "herein," "hereof" and "hereunder" refer to this Agreement as a whole; (d) references to Articles, Sections and Exhibits are to this Agreement; (e) the singular includes the plural and vice versa; (f) "writing" includes email between the Parties' designated representatives except where a signature is expressly required; and (g) this Agreement shall be construed as if drafted jointly, without presumption against either Party.

ARTICLE 2 — CONFIRMATION OF THE ORIGINAL AGREEMENT; HISTORICAL CONSIDERATION AND DELIVERABLES

2.1 Original Contractual Consideration. The Parties confirm that the consideration specified in the Original Agreement was $69,350.

2.2 Purpose of Original Payment. Timeplast paid the $69,350 to StringCubed in consideration for bona fide research, development, prototyping, formulation-development, technology-transfer, and licensing activities intended to produce new applications using, incorporating, or interoperating with Timeplast's proprietary programmable water-soluble material platform.

2.3 Initial Deliverables. The $69,350 consideration covered the development services and technology transfer contemplated by the Original Agreement, including the initial TimeMass Soap formulation, the applications identified in the Original Agreement, the related prototypes and technical information, and the supplemental Bloominite License confirmed and granted in Article 4.

2.4 Commencement and Performance. StringCubed commenced performance approximately one week after execution of the Original Agreement. Through the Founder, acting on StringCubed's behalf, StringCubed initially delivered the formulation and technical information required for Timeplast to manufacture TimeMass Soap, and thereafter continued developing new functional filaments based upon and adapted for use with Timeplast's proprietary material platform.

2.5 TimeMass Filament Portfolio. Through the Original Agreement and the continuing $989-per-month development arrangement described in Article 5, StringCubed developed and delivered a portfolio of approximately forty (40) original TimeMass functional-filament formulations and related prototypes, compositions, application concepts, technical specifications, processing information, and manufacturing guidance intended for manufacture and commercialization by Timeplast.

2.6 Receipt and Acceptance. Timeplast confirms its receipt and acceptance of the deliverables described in this Article 2, and the Parties confirm StringCubed's performance under the Original Agreement.

2.7 Continuing Monthly Performance. StringCubed's development obligations did not end with the initial deliveries under the Original Agreement. For each month covered by the $989 Monthly Development Fee, StringCubed undertook or continues to undertake the development and delivery of one additional functional filament formulation or documented development package for Timeplast, as set forth in Article 5.

2.8 Related-Party Nature. The Parties acknowledge that the Founder was, at the relevant times, an officer, director, owner, or controlling person of both companies. The payments and development arrangements described herein therefore constitute related-party transactions and shall be disclosed as such whenever required under applicable law, accounting standards, or securities regulations.

2.9 Supporting Records. The Original Agreement, the Parties' performance thereunder, and each Monthly Deliverable are evidenced by the Parties' contemporaneous books, records, correspondence, invoices and deliverable documentation. Each Party shall retain such records in accordance with Section 8.7 and shall make them available to its independent auditors and, where required by Applicable Law, to applicable regulators. The confirmations set forth in this Article 2 are made by each Party on the basis of, and are limited to, such records.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 15 of 49

ARTICLE 3 — TIMEMASS REVENUE GENERATED FROM STRINGCUBED DELIVERABLES

3.1 Commercialization of Deliverables. Following StringCubed's delivery of the initial TimeMass Soap formulation and subsequent functional-filament formulations, Timeplast used the delivered technology to establish, manufacture, market, and sell its TimeMass filament product line.

3.2 Fiscal Year 2024 TimeMass Revenue. Timeplast's audited financial statements report companywide net revenue of $48,529 for the fiscal year ended December 31, 2024. Timeplast represents and confirms, based upon its books, sales records, invoices, subscriptions, and payment records, including its Squarespace e-commerce sales and order reports reconciled to the audited financial statements as described in Section 3.5, that all revenue recognized during fiscal year 2024 was generated from sales of TimeMass filaments developed by StringCubed. Accordingly, TimeMass net revenue for fiscal year 2024 was $48,529.

3.3 Fiscal Year 2025 TimeMass Revenue. Timeplast's audited financial statements report companywide net revenue of $171,108 for the fiscal year ended December 31, 2025. Timeplast represents and confirms, based upon its books, sales records, invoices, subscriptions, and payment records, including its Squarespace e-commerce sales and order reports reconciled to the audited financial statements as described in Section 3.5, that all revenue recognized during fiscal year 2025 was generated from sales of TimeMass filaments developed by StringCubed. Accordingly, TimeMass net revenue for fiscal year 2025 was $171,108.

3.4 Aggregate TimeMass Revenue. Timeplast therefore generated aggregate TimeMass net revenue of $219,637 during fiscal years 2024 and 2025 from the commercialization of filament formulations developed and delivered by StringCubed.

3.5 Source and Characterization of Revenue Information. The amounts of $48,529 for 2024 and $171,108 for 2025 are taken from Timeplast's audited financial statements. The determination that 100% of those amounts was attributable to TimeMass filament sales is based upon Timeplast's product-level records and management's representation and confirmation. The audited financial statements report companywide net revenue but do not separately present a TimeMass revenue line item. Timeplast has prepared, and shall retain with its corporate records and keep current through the date of any offering disclosure referencing this Article 3, a written reconciliation of its product-level Squarespace e-commerce sales and order reports to the audited net revenue amounts stated in this Article 3, reflecting refunds, chargebacks, sales and similar taxes, shipping charges, timing and revenue-recognition differences, and any revenue, if any, recognized outside the Squarespace platform (the "Reconciliation"). The Reconciliation shall be furnished to Timeplast's independent auditors and, upon request, to applicable regulators. The attributions made in this Article 3 are made on the basis of, and are limited to, the Reconciliation and the underlying records.

3.6 Revenue Distinguished From Profit. The Parties acknowledge that revenue is not equivalent to profit. Timeplast's audited financial statements report companywide gross profit of $19,223 for 2024 and $29,242 for 2025. Because the audited financial statements do not separately report TimeMass product-line expenses, this Agreement does not represent that the TimeMass product line generated net income of $219,637.

3.7 Economic Benefit to Timeplast. The TimeMass formulations developed and delivered by StringCubed provided Timeplast with commercially usable products that generated all of Timeplast's recognized revenue during fiscal years 2024 and 2025. The resulting $219,637 in aggregate net revenue reflects that the development services and technology transfer produced measurable commercial value for Timeplast.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 16 of 49

3.8 Certification. Concurrently with the execution of this Agreement, Timeplast shall execute and deliver the Certificate (TimeMass Revenue and Monthly Development), with the Reconciliation attached as Annex 1 thereto, attached as Exhibit E, and shall retain the certification with its corporate records.

ARTICLE 4 — BLOOMINITE PATENT LICENSE (CONFIRMED SUPPLEMENTAL DELIVERABLE)

4.1 Grant and Confirmation. As a supplemental deliverable supported by the $69,350 consideration paid under the Original Agreement, StringCubed confirms that it has granted, and to the extent not previously granted hereby grants, to Timeplast a perpetual, irrevocable, fully paid-up, royalty-free license (the "Bloominite License") under StringCubed's Bloominite patent (U.S. Patent No. ~~[~~12,564,142 B1~~]~~) and related intellectual property, for products and applications within Timeplast's proprietary-material and TimeMass field. No additional royalty, fee or other payment is or shall be due for the Bloominite License.

4.2 Relationship to the Manifester License and the Store. The Bloominite License and the Manifester License (Article 9) address different channels and are intended to coexist: (a) Timeplast's manufacture, marketing and sale of TimeMass products and other products within its proprietary-material and TimeMass field embodying Bloominite are covered by the fully paid-up Bloominite License, with no royalty or share owed to StringCubed; and (b) sales of Bloominite as a Premium Printed Object through the Manifester Object Store are governed by the Store economics of Article 14 (under which StringCubed, as developer, receives Developer Proceeds). In the event of any doubt as to which channel a transaction belongs to, the Parties' Program Managers shall resolve the classification in writing.

4.3 Ownership Unchanged. The Bloominite License is a license, not an assignment. StringCubed retains ownership of the Bloominite patent and related intellectual property, subject to the Bloominite License and the Manifester License.

4.4 Survival; Bankruptcy Protection. The Bloominite License is fully paid and irrevocable, survives any termination of this Agreement, and constitutes a license of "intellectual property" for purposes of Section 365(n) of the Bankruptcy Code, with respect to which Timeplast may exercise all rights and elections described in Section 9.8.

4.5 Fairness Documentation. The Parties shall retain with their respective corporate records a written memorandum describing its relationship to the development services, the technology transfer and the Bloominite License — was determined to be fair to each Party, prepared or reviewed by an advisor independent of the Founder. Such memorandum shall be made available to each Party's board of directors, independent auditors and securities counsel, and, upon request, to applicable regulators.

ARTICLE 5 — CONTINUING MONTHLY FILAMENT DEVELOPMENT ARRANGEMENT

5.1 Monthly Development Fee. Timeplast pays StringCubed a recurring development fee of $989 per month (the "Monthly Development Fee"). The monthly arrangement described in this Article 5 continues from and after the Effective Date on the terms of this Article 5.

5.2 Purpose of Monthly Fee. Each $989 monthly payment compensates StringCubed for developing and delivering one new functional filament formulation for Timeplast during the applicable month. The monthly development services may include:

(a) identifying and evaluating the intended function of the new filament;

(b) selecting and evaluating functional ingredients, additives, fillers, or payloads;

(c) developing a proposed composition or formulation;

Timeplast Inc. — Shareholder Notice and Written Consent | Page 17 of 49

(d) adapting the formulation for compatibility with Timeplast's proprietary material platform;

(e) producing or assisting with the production of experimental batches, filament samples, or prototypes;

(f) evaluating manufacturability, printability, physical behavior, dissolution, programmed transformation, and environmental response;

(g) recommending processing and printing parameters;

(h) refining the formulation based upon testing or manufacturing results; and

(i) delivering the resulting formulation and related technical information to Timeplast.

5.3 Monthly Deliverable. For each month in which Timeplast pays the $989 Monthly Development Fee, StringCubed shall deliver one new filament formulation or substantially complete development package (each, a "Monthly Deliverable"). Each Monthly Deliverable shall be identified in a written development record stating:

(a) the name or internal designation of the filament;

(b) its intended functional characteristics;

(c) the month in which it was developed or delivered;

(d) the general nature of the prototype, formulation, or technical information delivered; and

(e) the location of the corresponding confidential technical records.

5.4 Treatment of Unfinished Development. If a particular formulation reasonably requires more than one month to complete, the Parties may document the applicable Monthly Deliverable as a completed development phase, prototype, compositional iteration, or technical milestone, provided that StringCubed continues the work and ultimately supplies the completed formulation to Timeplast.

5.5 No Royalty Created by Monthly Fee. The $989 monthly payment is a fixed research-and-development fee and does not constitute a royalty, profit-sharing payment, commission, or percentage of Timeplast's sales. StringCubed shall not be entitled to any portion of Timeplast's revenue or profits from the resulting TimeMass filament unless the Parties expressly agree otherwise in a separate written agreement.

5.6 Retention of Revenue and Profits. Timeplast shall retain 100% of the revenue and profits generated from the manufacture, marketing, distribution, and sale of TimeMass filaments incorporating formulations delivered by StringCubed. Neither the $69,350 consideration nor the recurring $989 Monthly Development Fee creates any royalty, revenue-sharing, profit-sharing, ownership, or other continuing economic interest in favor of StringCubed with respect to Timeplast's sales.

5.7 Rights in Monthly Deliverables. Each Monthly Deliverable is developed for, and delivered to, Timeplast for manufacture and commercialization by Timeplast. As between the Parties, and consistent with the Field Allocation Rule of Section 15.2: the compositional and material aspects of each delivered formulation, as adapted to Timeplast's proprietary material platform, belong to the Timeplast Field; the underlying Analog Computing methods and functional-design principles belong to the StringCubed Field and are hereby licensed to Timeplast, on a perpetual, fully paid-up, royalty-free basis, as embodied in each delivered formulation, so that Timeplast may freely manufacture, market and sell the corresponding TimeMass products without further payment beyond the applicable Monthly Development Fee.

5.8 Continuation and Termination of the Monthly Arrangement. The monthly arrangement continues month to month. Either Party may discontinue the monthly arrangement prospectively upon thirty (30) days' written notice; discontinuation does not affect (a) Monthly Deliverables already delivered and paid for, (b) the licenses and retention rights of Sections 5.6 and 5.7 with respect to delivered formulations, or (c) any other provision of this Agreement, including the Manifester Program.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 18 of 49

5.9 Only Continuing Arrangements. The Parties confirm that, from and after the Effective Date, the only continuing arrangements between them are (a) the monthly arrangement described in this Article 5 and (b) the Manifester Program and its economics as set forth in this Agreement, and that no other agreements, payments or arrangements exist or continue between the Parties.

ARTICLE 6 — PURPOSE; NATURE OF RELATIONSHIP; CORPORATE SEPARATENESS

6.1 Purpose. The purpose of this Agreement is to enable two independent companies, each working in its own distinct science, to combine their outputs into a single interoperable product family — the Manifester and the TimeMass Filament Line — while preserving the complete separation of their fields, capital, risks, revenues and investor bases, and to provide a complete and accurate written record of the Parties' historical dealings as set forth in Articles 2 through 5.

6.2 Independent Contractors; No Partnership. The Parties are independent contractors. Nothing in this Agreement creates, and neither Party shall represent that this Agreement creates, a partnership, joint venture, franchise, employment, fiduciary or agency relationship between the Parties, except for the narrow limited agency expressly stated in Section 14.6 (presentation of end-user terms). Neither Party has authority to bind the other or to incur obligations on the other's behalf. Neither Party guarantees any obligation of the other.

6.3 Corporate Separateness Covenants. At all times during the Term, each Party shall: (a) maintain its own separate books, records, financial statements and bank accounts; (b) hold its assets in its own name and not commingle its funds or assets with those of the other Party; (c) pay its own liabilities from its own funds; (d) observe all corporate (or company) formalities under its governing documents and Applicable Law; (e) conduct business in its own name and correct any known misunderstanding regarding its separate identity; (f) maintain arm's-length relationships with the other Party, with all inter-Party dealings documented in writing and priced on the arm's-length terms of this Agreement or a subsequent written agreement; and (g) allocate fairly, and document, any shared personnel time, facilities or overhead, if any, at cost pursuant to a written cost-sharing memorandum approved under Section 17.2.

6.4 No Cross-Funding; Use of Offering Proceeds. Each Party shall finance its own operations, development obligations and field exclusively from its own capital, revenues and financing sources. Without limiting the foregoing: (a) Timeplast shall not use any proceeds of any securities offering conducted by Timeplast (including its offering under Regulation A) to fund StringCubed, to purchase StringCubed securities, to make loans or capital contributions to StringCubed, or to pay StringCubed's development costs, and shall use such proceeds only for Timeplast's own business as described in Timeplast's offering materials; (b) StringCubed shall not use any proceeds of any securities offering conducted by StringCubed (including any offering under Regulation Crowdfunding) to fund Timeplast, to purchase Timeplast securities, to make loans or capital contributions to Timeplast, or to pay Timeplast's development costs, and shall use such proceeds only for StringCubed's own business as described in StringCubed's offering materials; and (c) payments between the Parties shall be made only as consideration for the goods, services, licenses and rights actually provided under this Agreement — namely, the Monthly Development Fee (Article 5), materials supply (Article 11), COGS and the Hardware Manufacturer Fee (Article 12), and Store settlement (Article 14) — at the prices and splits stated in this Agreement. Each Party bears one hundred percent (100%) of its own development costs within its own field, and no payment under this Agreement is, or shall be characterized as, capital support or development funding of the other Party's own business; fees for development services actually rendered and delivered (including the Monthly Development Fee) are arm's-length consideration for deliverables received, not funding of the other Party. (d) Each Party acknowledges that funds are fungible once received. Accordingly, each Party shall document the amounts, dates and purposes of all payments made to the other Party under this Agreement, and shall address in its own offering materials, to the extent required by Applicable Law, the existence, purpose and expected magnitude of ongoing payments to the other Party under this Agreement, so that its investors may evaluate those payments in connection with its use of proceeds.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 19 of 49

6.5 Common Founder; Acknowledgment and Waiver. Each Party acknowledges that the Founder serves as an officer and director of, and holds equity in, both Parties; that this Agreement is a related-party transaction; that each Party has had the opportunity to be advised by its own independent counsel; and that this Agreement has been approved by each Party's board of directors, with the interested director's conflict disclosed and, where a Party has no director disinterested in the transaction, reviewed by an independent advisor designated pursuant to Section 17.2, and the transaction approved in accordance with Section 144 of the Delaware General Corporation Law (as to Timeplast), Fla. Stat. § 607.0832 (as to StringCubed) and each Party's governing documents. Each Party, on behalf of itself and its equityholders, acknowledges the fairness procedures followed and the disclosure of the Founder's dual role.

6.6 Freedom Within Own Field. Except for the express exclusivity, non-competition and Program obligations of this Agreement, each Party remains free to conduct any business within its own field (as delineated in Article 7), with any third party, without accounting to the other Party.

ARTICLE 7 — DELINEATION OF FIELDS AND ALLOCATION OF RESPONSIBILITIES

7.1 The StringCubed Field. "StringCubed Field" means, exclusively: (a) Analog Computing — the science, per the Nine Analog Principles, of designing analog computers and objects that perform specific tasks by analog means, particularly in a 3D-printing environment; (b) the design and development of innovative 3D printers and 3D-printing technologies, meaning the electromechanical hardware and the control logic of such devices; (c) the design of Functional Filaments — the algorithms, geometries and deposition logic that make a filament functional; (d) the invention, design, testing and patenting of Functional Objects and Premium Printed Objects, including Bloominite; and (e) the manufacture of the Hardware pursuant to Article 12. For the avoidance of doubt, the StringCubed Field addresses functionality — what a filament or printed object does and how the Manifester's hardware and logic make it do so — and not material composition.

7.2 The Timeplast Field. "Timeplast Field" means, exclusively: (a) the material platform — the invention, polymerization, formulation, manufacture and continuous improvement of the Proprietary Materials and of Timeplast's polymerization systems, including the fine-tuning of polarity, water solubility, molecular weight, extrusion-ability, thermomechanical characteristics and stability required for the Manifester to properly function; (b) the manufacture and supply of all filaments, cartridges and consumable materials used by the Manifester; (c) the commercialization of the Manifester — marketing, distribution, sale, billing, customer relationships and first-line support; and (d) the operation of the Manifester Object Store as merchant of record. For the avoidance of doubt, the Timeplast Field addresses the material side of the equation — making the material stable, printable and time-programmable — and not the functionality, algorithms, hardware or logic.

7.3 Mutual Field Exclusivity; Non-Competition.

(a) StringCubed covenant. StringCubed shall not, during the Term, directly or indirectly (including through Affiliates or by licensing, assisting or funding any third party): (i) research, develop, polymerize, formulate, manufacture, market or sell any polymer or other material platform, or any material intended for consumption by the Manifester; (ii) engage in the making of a time-programmable plastic capable of substituting conventional plastics, or enter into any business substantially similar to Timeplast's business, in any way, shape or form; or (iii) reverse engineer, deformulate or attempt to derive the composition or process of any Proprietary Material. StringCubed shall never profit from Timeplast's Proprietary Materials; StringCubed's economics under this Agreement derive solely from its own StringCubed-developed Analog Computing technologies, functional-filament development services, Hardware and Premium Printed Objects as described herein.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 20 of 49

(b) Timeplast covenant. Timeplast shall not, during the Term, directly or indirectly (including through Affiliates or by licensing, assisting or funding any third party): (i) design, develop or manufacture analog computers, Analog Computing architectures, 3D printers or 3D-printing electromechanical hardware or control logic; (ii) design Functional Filament algorithms or Functional Objects; or (iii) source for the Manifester program any technology within the StringCubed Field from any person other than StringCubed.

(c) No competition acknowledgment. The Parties expressly acknowledge and agree that they do not compete with each other; that their roles under the Program are distinct, complementary and mutually dependent; that StringCubed's inventions do not work without Timeplast's Proprietary Materials; that it is necessary to have distinct companies working in distinct sciences, each in its own separate and independent channel, for the Manifester to be achieved and to work properly; and that they collaborate only in the development of the Manifester and the TimeMass Filament Line as set forth in this Agreement.

(d) Remedies. The Parties agree that breach of this Section 7.3 would cause irreparable harm for which damages are inadequate, and that the non-breaching Party is entitled to specific performance and injunctive relief in addition to all other remedies, without posting bond.

7.4 Interfaces and Specifications. The Parties shall adopt and maintain written Specifications defining the technical interfaces between their respective contributions, including: material properties required for Functional Filament performance (solubility rates, molecular-weight ranges, extrusion parameters, thermomechanical envelopes); Hardware tolerances and feed requirements for each Proprietary Material form factor; and validation criteria for Functional Objects. Each Party is solely responsible for meeting the Specifications applicable to its own field.

7.5 Own Costs. Each Party bears all costs of performing within its own field, including personnel, facilities, equipment, research, prototyping, testing, certification, patenting and regulatory costs, without reimbursement from the other Party except as expressly stated in this Agreement.

ARTICLE 8 — DEVELOPMENT PROGRAM

8.1 Workstreams. The Program comprises parallel, independent workstreams, allocated as follows:

Workstream	StringCubed (functionality, hardware, logic)	Timeplast (material platform)
Manifester device	Design and manufacture of all electromechanical Hardware, firmware and control logic; voice-to-object pipeline; calibration	Definition of material feed requirements; supply of development materials; no hardware or logic work
Functional Filaments (TimeMass line)	Analog algorithms, geometries and deposition logic that make each filament functional; one new formulation per month under the Article 5 monthly arrangement	Polymer grades tuned for each filament: polarity, water solubility, molecular weight, extrusion-ability, thermomechanical characteristics, stability
Functional Objects / Premium Printed Objects	Invention, design, prototyping, testing, certification and patenting (e.g., Bloominite; desalination objects, printable batteries)	Polymer manufacturing and qualification for each object; no design, algorithm or functionality work
Consumables	Interface requirements only	Manufacture, quality control and supply of all filaments, cartridges and consumables

Timeplast Inc. — Shareholder Notice and Written Consent | Page 21 of 49

Workstream	StringCubed (functionality, hardware, logic)	Timeplast (material platform)
Commercialization	None (no sales channel; no license to any third party)	Marketing, distribution and sale of the Manifester; operation of the Store; billing, fulfillment and first-line support

8.2 Development Plans. Each Party shall prepare and maintain, for its own workstreams, a development plan with target milestones, and shall share a summary of that plan with the other Party quarterly for interface-coordination purposes only. Neither Party directs, supervises or funds the other Party's development work.

8.3 Milestone Reviews. The Program Managers (Section 17.1) shall hold quarterly technical reviews limited to interface compatibility, Specification compliance and launch readiness. Minutes shall be kept and preserved with each Party's Program records.

8.4 Change Control. Neither Party shall change a Specification in a manner that affects the other Party's field without written change-control approval by both Program Managers, such approval not to be unreasonably withheld, conditioned or delayed. Each Party bears its own costs of implementing approved changes within its own field.

8.5 Testing and Regulatory Matters. StringCubed is responsible for functional testing, safety testing and any certifications applicable to the Hardware and to Functional Objects (including any testing and patent investment required before a Premium Printed Object is uploaded to the paid Store). Timeplast is responsible for material safety, material compliance (including any food-contact, environmental or chemical-registration requirements applicable to Proprietary Materials) and for regulatory matters attaching to the sale of the Manifester as a consumer product in its capacity as seller of record.

8.6 No Development Funding. For the avoidance of doubt, and in furtherance of Section 6.4: no milestone payment, advance, grant, loan or reimbursement of development costs shall be made by either Party to the other. The only payments between the Parties are the Monthly Development Fee described in Article 5 and those described in Articles 11 through 14 (materials for development and commercial supply, COGS and the Hardware Manufacturer Fee, and Store settlement).

8.7 Records. Each Party shall maintain complete and accurate technical and financial records of its Program activities for at least five (5) years, sufficient to demonstrate compliance with this Agreement and with each Party's obligations under Applicable Law, including securities laws.

ARTICLE 9 — EXCLUSIVE LICENSE OF MANIFESTER TECHNOLOGIES TO TIMEPLAST

9.1 Grant. Subject to the terms of this Agreement, StringCubed hereby grants to Timeplast an exclusive (exclusive even as to StringCubed, except for StringCubed's retained rights under Section 9.6), worldwide, perpetual, irrevocable (except as expressly provided in Section 9.3 and Article 19), sublicensable (solely as permitted by Section 9.5) license, under all of StringCubed's right, title and interest in and to the Manifester Technologies and all StringCubed Background IP and Foreground IP embodied in or necessary to exploit the Manifester Technologies, to make, have made, use, offer for sale, sell, import, distribute, market and otherwise commercialize (a) Units of the Manifester, (b) the TimeMass Filament Line, and (c) Premium Printed Objects and Subscription Offerings through the Store, in each case within the Program (the "License"). The consideration for the License consists of the supply, manufacturing-fee and Store economics set forth in Articles 11 through 14, which the Parties agree constitute the entire royalty and consideration for the License.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 22 of 49

9.2 Exclusivity Commitments of StringCubed. During the Term: (a) Timeplast is and shall remain the sole and exclusive commercialization channel for the Manifester Technologies; (b) StringCubed shall never license, sell, assign, disclose or otherwise make available the Manifester Technologies, or any technology developed by StringCubed for the Manifester, to any person other than Timeplast; (c) StringCubed shall not itself commercialize the Manifester Technologies other than by performing for Timeplast under this Agreement; and (d) all technologies hereafter developed by StringCubed for, or incorporated by StringCubed into, the Manifester or the TimeMass Filament Line shall automatically be included within the Manifester Technologies and the License, without further act or payment; provided that StringCubed technologies, products and programs that are neither developed for nor incorporated into the Manifester or the TimeMass Filament Line — including the independent StringCubed programs identified on Exhibit F — are not, and shall not by virtue of this Section become, included in the Manifester Technologies or the License.

9.3 Duration; Commercialization Condition.

(a) The License is perpetual and shall remain exclusive and in force for so long as Timeplast continues to commercialize, or diligently pursue the commercialization of, the Manifester — that is, for as long as Timeplast is able to sell the Manifester.

(b) A "Cessation Event" means Timeplast's permanent discontinuation of all commercialization of, and all diligent efforts to commercialize, the Manifester, continuing uncured for twelve (12) consecutive months after written notice from StringCubed; provided that no Cessation Event shall arise from, or during the continuation of, (i) any failure of StringCubed to deliver conforming Hardware or technology, (ii) any failure of supply, qualification or Specification attributable to StringCubed, (iii) a force majeure event under Section 27.7, or (iv) any period of good-faith product redesign, regulatory review or generational transition.

(c) Upon a Cessation Event, the License shall terminate and all rights in the Manifester Technologies shall revert to its respective Party, in the manner described in Section 19.2(b)–(d), applied mutatis mutandis.

9.4 No Third-Party Licensing — Ever. In furtherance of Section 9.2, StringCubed covenants that it will never seek to license its Manifester-related technologies to any other company. Any purported license, assignment or encumbrance of Manifester Technologies to a third party in violation of this Article 9 is void ab initio. This Section 9.4 applies solely to the Manifester Technologies and does not restrict StringCubed's development, licensing or commercialization of technologies outside the Manifester Technologies (including the independent programs identified on Exhibit F), subject always to Section 7.3(a).

9.5 Sublicensing by Timeplast. Timeplast may grant sublicenses under the License solely to: (a) contract manufacturers, solely to make Units or products for Timeplast; and (b) distributors, resellers and end users, solely to distribute, resell and use Units, TimeMass products and Premium Printed Objects in the ordinary course. Each sublicense shall be in writing, consistent with this Agreement, and shall not relieve Timeplast of responsibility for the sublicensee's compliance.

9.6 Retained Rights of StringCubed. StringCubed retains: (a) sole ownership of the Manifester Technologies (the License is a license, not an assignment); (b) the right to practice the Manifester Technologies internally for research, development, prototyping, testing, manufacturing for Timeplast, and performance under this Agreement; and (c) all rights in Analog Computing technologies outside the Manifester and the TimeMass Filament Line, subject always to Sections 7.3(a) and 9.2.

9.7 No Implied Licenses. Except for the express licenses in this Agreement, no license or other right is granted by either Party, by implication, estoppel, exhaustion or otherwise.

9.8 Section 365(n) Acknowledgment. All licenses granted under this Agreement (including the Bloominite License) are, and shall be deemed for purposes of Section 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in Section 101(35A) of the Bankruptcy Code. The Parties intend that each licensee retain, and may fully exercise, all rights and elections under Section 365(n), as further provided in Article 19.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 23 of 49

9.9 Technology Delivery and Escrow. StringCubed shall deliver to Timeplast the documentation reasonably necessary for Timeplast to exercise the License through StringCubed as manufacturer in the ordinary course, and shall deposit, and keep current on at least a semi-annual basis, a complete copy of the design files, bills of materials, firmware source code, manufacturing work instructions, test procedures and calibration data for the then-current Units and TimeMass products (the "Escrow Materials"). The Escrow Materials shall be released to Timeplast only upon (a) a Bankruptcy Event of StringCubed, or (b) StringCubed's uncured failure, continuing for ninety (90) days after written notice, to manufacture or support the Hardware, and in either case solely for Timeplast's exercise of the License.

ARTICLE 10 — LIMITED LICENSE AND MATERIALS DATA TO STRINGCUBED

10.1 Development License. Timeplast hereby grants to StringCubed a non-exclusive, non-transferable, non-sublicensable, royalty-free license, during the Term, to use Proprietary Materials, samples, Specifications and material data supplied by Timeplast solely to design, develop, prototype and test the Manifester Technologies, Functional Filaments and Functional Objects under the Program (including the Monthly Deliverables under Article 5).

10.2 Strict Limits. StringCubed acquires no right to (a) manufacture, have manufactured, sell or commercialize any Proprietary Material or any material of similar composition, (b) analyze, reverse engineer or deformulate any Proprietary Material except as strictly required for interface testing expressly approved in writing by Timeplast, or (c) use Proprietary Materials or Timeplast data for any purpose outside the Program. All Proprietary Materials, samples and data remain the sole property of Timeplast and shall be returned or destroyed on Timeplast's request, save one archival copy of data retained solely for legal-compliance purposes.

10.3 No Polymer IP Transfer. Nothing in this Agreement licenses, assigns or transfers to StringCubed any rights in Timeplast's polymer chemistry, polymerization systems, formulations or processes beyond the narrow development-use license of Section 10.1.

ARTICLE 11 — EXCLUSIVE SUPPLY OF PROPRIETARY MATERIALS

11.1 Exclusive Supplier. Timeplast is and shall be the sole and exclusive supplier of every material consumed by or with the Manifester — all filaments, cartridges, and consumables of every kind — and of the material component of every TimeMass Filament Line product. StringCubed shall design the Manifester Technologies, Functional Filaments and Functional Objects exclusively around Proprietary Materials, and shall not design for, qualify, recommend or enable any third-party material.

11.2 Functional Dependence. StringCubed acknowledges and agrees that its inventions and the Manifester Technologies do not work without Timeplast's Proprietary Materials; Timeplast acknowledges and agrees that its Proprietary Materials attain Manifester functionality only through StringCubed's designs. This mutual dependence is a fundamental premise of the Parties' non-competition covenants and of the economics of this Agreement.

11.3 Development Quantities. During development, Timeplast shall supply StringCubed with reasonable quantities of Proprietary Materials for design, prototyping and testing at Timeplast's documented cost, it being agreed that such supply is interface enablement and not development funding.

11.4 Quality; Conformance. Commercial supply of Proprietary Materials shall conform to the applicable Specifications. Timeplast shall provide a certificate of analysis with each commercial lot. Nonconforming material shall be replaced by Timeplast at its cost as StringCubed's and end users' sole remedy for nonconformance, without limiting Article 22.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 24 of 49

11.5 Commercial Supply Framework. Prior to commercial launch, the Parties shall execute a supply annex to this Agreement addressing forecasts, ordering, lead times, delivery terms and lot acceptance, consistent with the principles of this Article 11. Absent such annex, orders shall be placed by written purchase order at least sixty (60) days in advance and accepted by Timeplast in the ordinary course.

11.6 Continuity. Timeplast shall use commercially reasonable efforts to maintain manufacturing capacity (including qualified second lines within Timeplast) sufficient for forecast Manifester demand. Because materials are consumed on every print, the Parties acknowledge that continuity of material supply is essential to end users and to the value of the License.

ARTICLE 12 — HARDWARE MANUFACTURE AND HARDWARE ECONOMICS

12.1 Exclusive Manufacturer. StringCubed shall be the exclusive manufacturer of Units for Timeplast. StringCubed may subcontract fabrication of components or assemblies, provided StringCubed remains responsible for conformance to Specifications and for its subcontractors' compliance with this Agreement.

12.2 Sale of Units at COGS. StringCubed shall sell Units to Timeplast at StringCubed's Cost of Goods Sold, without margin. StringCubed shall document COGS per Unit in reasonable detail and update such documentation upon any material change in cost. Title and risk of loss pass to Timeplast upon delivery Ex Works StringCubed's facility.

12.3 Exclusive Seller. Timeplast shall be the exclusive seller of Units to distributors and end users, shall set retail pricing in its discretion, and shall be the merchant, seller and importer of record. StringCubed shall not sell Units to any person other than Timeplast.

12.4 Hardware Manufacturer Fee — the 70/30 Split.

(a) In consideration of StringCubed's design and manufacture of the Hardware and the License, Timeplast shall pay StringCubed, for each Unit sold, a fee (the "Hardware Manufacturer Fee") equal to thirty percent (30%) of the Net Hardware Profit on that Unit. Timeplast shall retain the remaining seventy percent (70%) of Net Hardware Profit. The Parties intend the Hardware Manufacturer Fee to function as a conventional hardware manufacturer's fee.

(b) "Net Hardware Profit" means, for a Unit, (i) the gross amounts actually received by Timeplast from the sale of that Unit, less (ii) refunds, returns, credits and chargebacks; sales, use, VAT and similar taxes collected; shipping and logistics charges; and payment-processing fees, less (iii) the COGS paid or payable to StringCubed for that Unit.

(c) For the avoidance of doubt, the Hardware Manufacturer Fee is calculated only on Unit sales. No portion of Materials Revenue, and no portion of Store receipts other than Developer Proceeds under Section 14.7, is payable to StringCubed.

12.5 Reports and Payment. Within thirty (30) days after the end of each calendar quarter, Timeplast shall deliver to StringCubed a report of Units sold, gross receipts, permitted deductions, COGS and Net Hardware Profit for the quarter, and shall pay the Hardware Manufacturer Fee shown due concurrently with the report. Amounts unpaid when due bear interest at the lesser of one percent (1%) per month and the maximum lawful rate.

12.6 Books; Audit. Each Party shall keep, for at least three (3) years, books and records sufficient to verify amounts payable to the other Party under this Agreement. Not more than once per calendar year, on thirty (30) days' notice, a Party may cause an independent certified public accountant, bound by confidentiality, to audit the other Party's relevant records. If an audit reveals underpayment exceeding five percent (5%) for the audited period, the audited Party shall bear the reasonable cost of the audit in addition to paying the shortfall with interest.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 25 of 49

12.7 Warranty and Service Allocation. StringCubed shall provide the manufacturer's hardware warranty (repair or replacement of defective Units) for one (1) year from end-user delivery, at StringCubed's cost for defects in materials or workmanship of the Hardware. Timeplast shall provide first-line customer service, returns logistics and all support related to materials, billing and the Store. Warranty claims caused by Proprietary Materials shall be borne by Timeplast; warranty claims caused by Hardware shall be borne by StringCubed.

ARTICLE 13 — MATERIALS ECONOMICS

13.1 One Hundred Percent to Timeplast. Timeplast shall receive and retain one hundred percent (100%) of all revenues and profits from the sale of Proprietary Materials consumed by or with the Manifester — whether sold as filaments, cartridges or other consumables, whether sold standalone, bundled or by subscription, and whether sold to distributors or end users (collectively, "Materials Revenue"). Materials are spent on every print; the Parties acknowledge that this recurring consumable stream is Timeplast's principal profit model under the Program.

13.2 StringCubed Waiver. StringCubed shall have no right to, and hereby irrevocably waives and disclaims, any royalty, fee, commission, profit share or other participation in Materials Revenue, and shall never profit from Timeplast's Proprietary Materials. StringCubed's compensation under this Agreement derives solely from the Monthly Development Fee (Article 5), the Hardware Manufacturer Fee (Section 12.4) and Developer Proceeds (Section 14.7), each attributable to StringCubed's own technologies and development services.

13.3 No Material Design Fees. The incorporation of StringCubed-designed functionality into a TimeMass Filament Line product does not entitle StringCubed to any share of the material price of that product; the Parties' sole economics for functionality are those of Article 5 and Articles 12 and 14.

ARTICLE 14 — MANIFESTER OBJECT STORE; PREMIUM PRINTED OBJECTS

14.1 Store Operation. Timeplast shall operate the Manifester Object Store as the storefront embedded in or accompanying the Manifester. Timeplast shall be the merchant of record for all Store transactions and shall be responsible for Store availability, end-user accounts, billing, collection, applicable sales-tax administration, refunds and first-line Store support.

14.2 StringCubed as Developer. StringCubed shall act as the developer of the Premium Printed Objects and Subscription Offerings that StringCubed creates, and of the Manifester's object-generative capabilities. StringCubed is solely responsible for the investment, design, engineering, testing and patenting required before any StringCubed-developed Premium Printed Object or object-generative capability is uploaded to the paid Store, and for maintaining, iterating and updating its Premium Printed Objects. Third parties may offer objects through the Store only as provided in Section 14.8; such third-party developers may range widely in type, size and market (for example, an individual designer, an influencer, a footwear brand or an automotive company), and each third-party developer is responsible for its own objects as provided in the applicable developer agreement.

14.3 Submission and Review. StringCubed shall submit each Premium Printed Object and object-generative capabilities to Timeplast to evaluate function, safety, material compatibility and legal compliance. Timeplast may review each submission and may approve, reject or condition it on reasonable grounds limited to: end-user safety; incompatibility with Proprietary Materials or the Manifester; violation of Applicable Law; bona fide third-party intellectual-property concerns; or material failure to perform as described. Approval shall not be unreasonably withheld, conditioned or delayed. Timeplast may remove a published object from the Store on the same limited grounds, on notice to StringCubed and with an opportunity to cure where cure is feasible.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 26 of 49

14.4 Object Standards. Each Premium Printed Object shall: perform substantially as described in its Store listing; comply with Applicable Law and applicable certifications; carry appropriate use instructions and warnings; and not infringe or misappropriate any third-party Intellectual Property. StringCubed shall promptly correct or withdraw any object that fails these standards.

14.5 Updates and Support. StringCubed shall provide reasonable updates, fixes and developer-level support for its Premium Printed Objects for so long as they are offered, and shall follow a reasonable deprecation process (advance notice to Timeplast; continued support of existing purchasers for a reasonable period) before retiring an object.

14.6 End-User Terms. Each Premium Printed Object shall be licensed (not sold) to end users under an end-user license presented at purchase. Timeplast is authorized, as StringCubed's limited agent solely for this purpose, to present and obtain acceptance of such end-user license on StringCubed's behalf. End users receive a personal, non-transferable license to print and use the object for its intended purpose, with no right to redistribute print files.

14.7 Store Economics — the Apple-Model Split.

(a) "Gross Store Receipts" means all amounts collected by Timeplast from end users for Premium Printed Objects and Subscription Offerings, less refunds, chargebacks and sales, use, VAT and similar taxes collected.

(b) For each Store transaction, Timeplast shall retain a platform commission (the "Platform Commission") equal to thirty percent (30%) of Gross Store Receipts — the same standard commission percentage that Apple Inc. collects on paid apps and in-app purchases of digital goods in Apple's App Store as of the Effective Date.

(c) Timeplast shall remit the remaining seventy percent (70%) of Gross Store Receipts to StringCubed, in its capacity as developer of the applicable object, (the "Developer Proceeds") within thirty (30) days after the end of each calendar month, together with a transaction report by object, quantity, gross receipts and deductions. For objects offered by a third-party developer admitted under Section 14.8, the Developer Proceeds for those objects are payable to the applicable third-party developer under Timeplast's written agreement with that developer, and StringCubed's compensation with respect to such third-party objects, if any, shall be only as separately agreed by the Parties in writing consistent with Section 9.2.

(d) Apple-schedule tracking. The Parties intend the Platform Commission to mirror Apple's standard published App Store commission model. Accordingly, upon written election by both Parties, the Platform Commission shall be reduced to fifteen percent (15%): (i) for any calendar year following a year in which StringCubed's aggregate Developer Proceeds did not exceed one million U.S. dollars (US $1,000,000), by analogy to Apple's App Store Small Business Program; and (ii) for any Subscription Offering with respect to a subscriber who has maintained a paid subscription for more than twelve (12) consecutive months, by analogy to Apple's reduced second-year subscription commission. Absent such election, the Platform Commission is thirty percent (30%) in all cases.

(e) The audit and interest provisions of Sections 12.5 and 12.6 apply to Store settlement, mutatis mutandis.

14.8 Future Third-Party Developers. Timeplast may in the future admit additional third-party developers to the Store only through StringCubed's curated third party developer list; provided that (i) StringCubed verifies such developer and its designed premium objects comply with Timeplast's standards and all applicable laws, and (ii) nothing in this Section licenses any Manifester Technology to any third party or dilutes Section 9.2.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 27 of 49

14.9 Store Data. Aggregate Store transaction data is owned by Timeplast; StringCubed shall receive object-level sales reporting for its own objects. End-user personal data is controlled by Timeplast and handled per Timeplast's privacy policy and Applicable Law; StringCubed shall receive personal data only as necessary for support and only under a data-processing arrangement.

ARTICLE 15 — INTELLECTUAL PROPERTY

15.1 Background IP. Each Party retains sole and exclusive ownership of its Background IP. StringCubed's Background IP includes the Manifester Technologies existing as of the Effective Date, the Nine Analog Principles and Bloominite. Timeplast's Background IP includes the Time-Programmable Polymer platform, its polymerization systems, formulations and processes.

15.2 Foreground IP — the Field Allocation Rule. Ownership of Foreground IP follows the Parties' fields, regardless of which Party's personnel conceived it: (a) Foreground IP within the StringCubed Field (Analog Computing, Hardware, logic, Functional Filament algorithms, Functional Objects) is and shall be owned solely by StringCubed; (b) Foreground IP within the Timeplast Field (polymer chemistry, formulations, polymerization processes, material properties and manufacture) is and shall be owned solely by Timeplast. Each Party hereby irrevocably assigns, and shall cause its personnel and contractors to assign, to the other Party all right, title and interest in any Foreground IP falling within the other Party's field, and shall execute all documents reasonably necessary to perfect such ownership. Foreground IP owned by StringCubed under this Section that relates to the Manifester is automatically included in the License. Monthly Deliverables under Article 5 are allocated between the Parties in accordance with Section 5.7, consistently with this Section 15.2.

15.3 Joint Inventions. If Foreground IP is truly inseparable between the fields (a "Joint Invention"), it shall be jointly owned; each Party may practice the Joint Invention within its own field without accounting to the other; and neither Party shall license a Joint Invention relating to the Manifester to any third party, consistent with Section 9.2. The Parties shall agree in writing on prosecution responsibility and cost sharing for each Joint Invention.

15.4 Improvements. Improvements made by Timeplast to any Manifester Technology are assigned to StringCubed under Section 15.2 and are licensed back to Timeplast automatically as part of the License. Improvements made by StringCubed to any Proprietary Material (including any incidental formulation insight arising from interface testing) are assigned to Timeplast under Section 15.2, and StringCubed shall have no rights therein beyond Section 10.1.

15.5 Prosecution and Maintenance. Each Party shall control and bear the cost of preparing, filing, prosecuting and maintaining Intellectual Property registrations within its own field. Each Party shall keep the other reasonably informed regarding Program-critical filings. If the owning Party elects to abandon a Program-critical patent or application, it shall give the other Party at least sixty (60) days' prior notice, and the other Party may assume prosecution and maintenance at its own cost in the owner's name (ownership unchanged), with such assumed costs creditable against amounts otherwise payable to the owner under this Agreement.

15.6 Enforcement. The owning Party has the first right, but not the obligation, to enforce its Intellectual Property against third-party infringement. If infringement materially affects the Program and the owner does not act within ninety (90) days of written notice, then (a) Timeplast, as exclusive licensee, may enforce StringCubed's Manifester-related Intellectual Property at Timeplast's cost, and (b) the non-enforcing Party shall reasonably cooperate, including joining as a necessary party at the enforcing Party's cost. Recoveries shall be applied first to the enforcing Party's costs, with the remainder shared to reflect the Parties' economic interests under Articles 12 through 14 in the affected revenue stream.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 28 of 49

15.7 Feedback. Suggestions or feedback offered by one Party regarding the other Party's field may be used by the receiving Party freely within its own field, without obligation, and shall not create any ownership or license beyond this Article 15.

15.8 Open Source. Neither Party shall incorporate into any deliverable to the other any software subject to a license requiring, as a condition of use, the disclosure or licensing of the other Party's (or the combined product's) source code or Intellectual Property, without the other Party's prior written consent.

15.9 No Challenge. Neither Party shall knowingly challenge, or assist a third party in challenging, the validity, enforceability or ownership of the other Party's Intellectual Property licensed or used under this Agreement, except as a defense to a claim brought by the other Party.

ARTICLE 16 — TRADEMARKS; BRANDING; PUBLICITY; SECURITIES DISCLOSURE

16.1 Mark Ownership. As between the Parties: StringCubed owns the marks STRING CUBED and BLOOMINITE; Timeplast owns the marks TIMEPLAST, MANIFESTER and TIMEMASS. Each Party's use of the other's marks inures to the benefit of the owner.

16.2 Trademark Licenses. StringCubed grants Timeplast an exclusive, royalty-free license, coextensive with the License, to use the BLOOMINITE mark in the marketing, distribution and sale of Units, TimeMass products and Premium Printed Objects. Timeplast grants StringCubed a non-exclusive, royalty-free license to use the TIMEPLAST, TIMEMASS and MANIFESTER marks solely to describe compatibility and the Parties' collaboration. All use of a Party's marks shall follow that Party's reasonable written brand guidelines; the mark owner may review samples of use and require correction of nonconforming use; and all goodwill inures to the mark owner.

16.3 Quality Control. Each licensee shall maintain the quality of goods and services offered under the licensed marks at a level at least consistent with the Program's Specifications and with the owner's reasonable standards, and shall not use the marks in any manner that disparages the owner or damages the marks.

16.4 Publicity; Securities Filings. Neither Party shall issue a press release naming the other without the other's prior consent, not to be unreasonably withheld; provided, however, that each Party may, without consent but with advance copy to the other where reasonably practicable: (a) file this Agreement, and summaries or descriptions of it, as an exhibit to or disclosure within its offering statements, offering circulars, annual and other reports and amendments under the Securities Act of 1933, Regulation A, Regulation Crowdfunding or other Applicable Law; (b) respond to comments of the Securities and Exchange Commission or any state regulator concerning the Parties' relationship; and (c) make disclosures required by Applicable Law or legal process. Each Party shall ensure that its descriptions of this Agreement in offering materials are accurate and consistent with this Agreement.

16.5 Non-Disparagement. Neither Party shall make public statements intended to disparage the other Party or its products.

16.6 Related-Party Disclosure Responsibility. Each Party is solely responsible for the content of its own offering materials, reports and regulatory responses. Each Party shall describe this Agreement, the Original Agreement, the monthly arrangement and the Parties' relationship in its own offering materials accurately and consistently with this Agreement, as prepared with the advice of its own securities counsel and, as applicable, reviewed with its own independent auditors. Each Party's disclosure shall address, at a minimum: (a) the related-party nature of this Agreement and the Founder's dual role as an officer, director and equity holder of both Parties; (b) the historical payments and deliverables described in Articles 2 through 5, including the basis of the revenue attribution described in Article 3 and the Reconciliation; (c) the ongoing payments between the Parties under this Agreement and their expected magnitude; and (d) the mutual operational dependence described in Recital K and Section 11.2, including that each Party's contribution to the Manifester Program has limited commercial value without the other Party's contribution.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 29 of 49

ARTICLE 17 — GOVERNANCE; RELATED-PARTY SAFEGUARDS

17.1 Program Managers. Each Party shall designate in writing a Program Manager as its operational point of contact. Program Managers shall meet at least quarterly (Section 8.3) and shall maintain a written record of interface decisions and change control.

17.2 Approval of Related-Party Dealings. This Agreement, each annex, and each amendment shall be approved by each Party's board of directors (or equivalent body) with the Founder's conflicting interest disclosed, in accordance with Section 144 of the Delaware General Corporation Law (as to Timeplast) and Fla. Stat. § 607.0832 (as to StringCubed). Any material inter-Party dealing outside this Agreement requires the same approval. Where a Party has no director disinterested in a related-party dealing, that Party shall designate an independent advisor (who may be an independent director or advisor of the kind contemplated by Section 26.2) to review the dealing and its terms, and shall document the advisor's review and conclusions with that Party's corporate records.

17.3 Arm's-Length Standard; Periodic Review. The Parties intend all pricing and splits in this Agreement — the fixed $989 Monthly Development Fee, COGS pricing, the 70/30 Hardware split, the 100% materials allocation to Timeplast, and the 30% Platform Commission benchmarked to Apple's standard App Store rate — to reflect arm's-length terms consistent with market practice for contract research and development, contract manufacturing, consumables models and platform commissions. The Parties may review these terms and shall memorialize in writing any adjustment recommended by either Party's auditors, counsel or an independent valuation advisor to preserve arm's-length character. The Parties shall retain with their corporate records documentation supporting the market basis of the pricing and splits described in this Section 17.3.

17.4 Separate Offerings; No Solicitation for the Other. Each Party is solely responsible for its own securities offerings, and disclosures. Neither Party shall sell securities of the other. Each Party shall describe the Parties' respective roles in its own offering materials consistently with Articles 6, 7 and 9 and Recitals A through Q.

17.5 No Cross-Default; No Guarantees. A default, insolvency or securities-law issue of one Party shall not constitute a default of the other Party under any of the other Party's agreements, and neither Party guarantees or provides credit support for the other's obligations.

17.6 Founder Time Allocation. The Founder's service to each Party shall be rendered under that Party's own arrangements and compensated, if at all, only by that Party. Nothing in this Agreement compensates the Founder, and no payment hereunder shall be routed to or through the Founder.

ARTICLE 18 — TERM; LIMITED TERMINATION

18.1 Term. This Agreement commences on the Effective Date and continues perpetually (the "Term"), subject only to Section 18.3.

18.2 No Termination for Convenience. Neither Party may terminate this Agreement or the License for convenience. For the avoidance of doubt, discontinuation of the monthly arrangement under Section 5.8 is not a termination of this Agreement.

18.3 Exclusive Termination Events. This Agreement and the License may be terminated, and technology may revert, only as provided in Article 19 (Bankruptcy). Breach of this Agreement, however material, does not give rise to a right to terminate this Agreement or the License; the remedies for breach are those stated in Section 18.4.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 30 of 49

18.4 Remedies for Breach. For any breach: (a) the non-breaching Party may recover damages and obtain specific performance and injunctive relief (the Parties agreeing that breaches of Articles 7, 9, 10, 11, 15 and 21 cause irreparable harm); (b) for an undisputed payment default continuing sixty (60) days past written notice, the unpaid Party may suspend its corresponding deliveries or remittances until cured; and (c) all remedies are cumulative. Nothing in this Section limits Article 19.

18.5 Survival. Sections and Articles which by their nature should survive — including accrued payment obligations, Articles 2 through 5 (including the confirmations therein and the Bloominite License), Sections 6.3–6.5, 7.3, 9.7, 9.8, 10.2, 10.3, 13.2, Article 15, Sections 16.1 and 16.4, Article 19, Section 20.5, and Articles 21 through 23, 26 and 27 — survive any termination of this Agreement.

ARTICLE 19 — BANKRUPTCY; REVERSION OF TECHNOLOGY

19.1 Bankruptcy Event. A "Bankruptcy Event" occurs with respect to a Party if: (a) it commences a voluntary case under the Bankruptcy Code or any similar insolvency law; (b) an involuntary case is commenced against it and is not dismissed or stayed within sixty (60) days; (c) it makes a general assignment for the benefit of creditors; (d) a receiver, trustee, custodian or liquidator is appointed over it or substantially all of its assets; (e) it adopts a resolution for, or commences, dissolution, liquidation or winding up (other than a solvent reorganization into a successor that assumes this Agreement); or (f) it admits in writing its inability to pay its debts as they become due.

19.2 Bankruptcy Event of Timeplast. Upon a Bankruptcy Event of Timeplast: (a) to the maximum extent permitted by Applicable Law, the License terminates; (b) all rights in the Manifester Technologies revert to StringCubed, and StringCubed may thereafter commercialize, and license to any person, the Manifester Technologies free of Sections 9.2 and 9.4; (c) Timeplast shall promptly return or destroy all StringCubed Confidential Information, design files and Escrow Materials in its possession; (d) StringCubed is released from Section 7.3(a) solely to the extent necessary to obtain or develop substitute materials so that the Manifester program may continue, subject to Timeplast's (or its estate's) rights in the Proprietary Materials, which remain Timeplast property; (e) Timeplast (or its estate) may, for ninety (90) days, sell existing Unit and TimeMass inventory in the ordinary course, subject to the payment provisions of Articles 12 through 14; and (f) the Bloominite License, being fully paid and irrevocable, is treated in accordance with Article 4.

19.3 Bankruptcy Event of StringCubed. Upon a Bankruptcy Event of StringCubed: (a) the License continues, and Timeplast may elect to retain its rights under Section 365(n) of the Bankruptcy Code, in which case the License shall be treated as fully paid and irrevocable to the fullest extent Section 365(n) permits, with the ongoing economics of Articles 12 and 14 constituting the agreed "royalty payments" thereunder; (b) the Escrow Materials shall be released to Timeplast pursuant to Section 9.9; (c) all rights in, and all embodiments of, Timeplast's Proprietary Materials, formulations, specifications and Confidential Information in StringCubed's possession revert and shall be returned to Timeplast; (d) Timeplast shall have the option, but not the obligation, to purchase the Manifester Technologies from StringCubed or its estate at fair value, subject to court approval where required; (e) Timeplast is released from Section 7.3(b) solely to the extent necessary to manufacture, have manufactured and support the Hardware so that the Manifester program may continue; and (f) the Bloominite License continues in accordance with Article 4 and Section 365(n) of the Bankruptcy Code.

19.4 Take-Back Only in Bankruptcy. The Parties acknowledge and agree that the reversion or take-back of a Party's technology from the other Party occurs only upon a Bankruptcy Event of that other Party as provided in this Article 19, and does not occur by reason of breach, dispute, underperformance or any other circumstance.

19.5 Further Assurances in Insolvency. Each Party shall execute such instruments and give such notices (including to any trustee or receiver) as the other Party reasonably requests to give effect to this Article 19, and each Party consents to relief from any applicable stay solely to permit the exercise of rights under Sections 9.8, 9.9 and this Article 19 to the extent such consent is enforceable.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 31 of 49

ARTICLE 20 — REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

20.1 Mutual Representations. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) it has full power and authority to enter into and perform this Agreement, and this Agreement has been duly authorized (including the conflict-of-interest approvals described in Section 17.2), executed and delivered and constitutes its legal, valid and binding obligation; (c) its execution and performance do not conflict with its governing documents, any material agreement, or Applicable Law; (d) no consent of any third party or governmental authority is required for its execution and performance, other than filings described in Section 16.4; and (e) there is no litigation pending or, to its knowledge, threatened that would materially impair its performance.

20.2 StringCubed Representations. StringCubed represents and warrants that: (a) it owns or controls the Manifester Technologies and has the right to grant the License and the Bloominite License; (b) it has not granted, and will not grant, any license, lien or encumbrance on the Manifester Technologies inconsistent with this Agreement; (c) to its knowledge, the Manifester Technologies as delivered do not infringe or misappropriate any third party's Intellectual Property; and (d) U.S. Patent No. ~~[~~12,564,142 B1~~]~~ (Bloominite) is issued and owned by StringCubed.

20.3 Timeplast Representations. Timeplast represents and warrants that: (a) it owns or controls the Proprietary Materials and associated Intellectual Property; (b) it has the manufacturing capability, or a commercially reasonable plan to develop the capability, to supply Proprietary Materials at Program scale; (c) to its knowledge, the Proprietary Materials as supplied do not infringe or misappropriate any third party's Intellectual Property; and (d) the financial information set forth in Article 3 is derived from Timeplast's audited financial statements and underlying books and records as described in Section 3.5, including the Reconciliation.

20.4 Mutual Related-Party Representation. Each Party represents that the description of the Parties' relationship in Recitals A through Q, and the confirmations set forth in Articles 2 and 3, are true, complete and correct in all material respects as to itself, in each case as evidenced by, and on the basis of, the records described in Sections 2.9 and 3.5, and acknowledges that the other Party and its investors will rely on that description, including in disclosures made under the federal securities laws.

20.5 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR THAT DEVELOPMENT WILL SUCCEED. THE PARTIES ACKNOWLEDGE THAT BOTH FIELDS ARE FRONTIER TECHNOLOGIES UNDER ACTIVE DEVELOPMENT AND THAT NEITHER PARTY GUARANTEES ANY TECHNICAL OR COMMERCIAL OUTCOME. NOTHING IN THIS SECTION LIMITS EITHER PARTY'S OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS WITH RESPECT TO ITS OWN DISCLOSURES.

ARTICLE 21 — CONFIDENTIALITY

21.1 Definition. "Confidential Information" means non-public information disclosed by or on behalf of a Party ("Discloser") to the other Party ("Recipient") in connection with this Agreement that is designated confidential or that a reasonable person would understand to be confidential, including, for StringCubed, the Manifester Technologies, design files, firmware and algorithms, and, for Timeplast, the Proprietary Materials, formulations, polymerization processes and specifications. Confidential Information excludes information that: (a) is or becomes public through no fault of the Recipient; (b) was lawfully known to the Recipient without duty of confidentiality before disclosure; (c) is lawfully received from a third party without duty of confidentiality; or (d) is independently developed by the Recipient without use of the Discloser's Confidential Information.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 32 of 49

21.2 Obligations. The Recipient shall: use Confidential Information solely to perform under, and exercise rights granted by, this Agreement; protect it with at least reasonable care; and disclose it only to its personnel, professional advisors, contract manufacturers and escrow agents who need to know it for the Program and are bound by confidentiality obligations at least as protective as this Article 21. The Recipient is responsible for its representatives' compliance.

21.3 Compelled and Regulatory Disclosure. The Recipient may disclose Confidential Information to the extent required by Applicable Law, legal process or securities regulation (including the filings and comment-response disclosures described in Section 16.4), provided the Recipient gives the Discloser prompt notice where lawful and reasonably cooperates, at the Discloser's expense, in seeking confidential treatment.

21.4 Duration. Confidentiality obligations continue during the Term and for five (5) years thereafter; provided that obligations with respect to trade secrets (including polymer formulations and Manifester design files) continue for as long as the information remains a trade secret under Applicable Law.

21.5 Return. Upon written request, or as required by Article 19, the Recipient shall return or destroy the Discloser's Confidential Information, retaining only archival copies required by law or bona fide document-retention policy, which remain subject to this Article 21.

ARTICLE 22 — INDEMNIFICATION

22.1 By StringCubed. StringCubed shall defend, indemnify and hold harmless Timeplast and its officers, directors, employees and agents from and against all third-party claims, and all resulting losses, damages, liabilities, costs and reasonable attorneys' fees ("Losses"), to the extent arising out of: (a) any claim that the Manifester Technologies, the Hardware, or any Premium Printed Object (excluding, in each case, the Proprietary Materials as such) infringes or misappropriates a third party's Intellectual Property; (b) death, personal injury or property damage caused by a defect in the design or manufacture of the Hardware or in the design of a Functional Object; (c) StringCubed's breach of this Agreement, negligence or willful misconduct; or (d) any claim by StringCubed's personnel or contractors relating to their engagement.

22.2 By Timeplast. Timeplast shall defend, indemnify and hold harmless StringCubed and its officers, directors, employees and agents from and against all Losses to the extent arising out of: (a) any claim that the Proprietary Materials infringe or misappropriate a third party's Intellectual Property; (b) death, personal injury or property damage caused by a defect in the Proprietary Materials; (c) Timeplast's marketing, sale, distribution and support of Units and TimeMass products and its operation of the Store (except to the extent within Section 22.1); (d) Timeplast's breach of this Agreement, negligence or willful misconduct; or (e) any claim by Timeplast's personnel or contractors relating to their engagement. For the avoidance of doubt, each Party is solely responsible for, and neither Party indemnifies the other for, claims by that Party's own securityholders arising out of that Party's own offerings or disclosures.

22.3 Procedure. The indemnified Party shall give prompt written notice of any indemnifiable claim (delay excusing the indemnitor only to the extent of actual prejudice), permit the indemnitor to control the defense and settlement with counsel reasonably acceptable to the indemnified Party, and reasonably cooperate at the indemnitor's expense. The indemnitor shall not settle a claim in a manner that admits fault of, or imposes non-monetary obligations on, the indemnified Party without its consent. The indemnified Party may participate with its own counsel at its own expense.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 33 of 49

22.4 Infringement Remedies. If a claim within Section 22.1(a) or 22.2(a) is made or, in the indemnitor's reasonable judgment, likely, the indemnitor may, at its option and expense: (a) procure the right to continue use; (b) modify or replace the affected technology, material or object so it is non-infringing and materially equivalent; or (c) if neither is commercially reasonable, require withdrawal of the affected item, with an equitable adjustment (including refund of amounts paid for affected inventory) as the Parties reasonably agree.

ARTICLE 23 — LIMITATION OF LIABILITY

23.1 Exclusion of Certain Damages. EXCEPT FOR EXCLUDED CLAIMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, LOST REVENUE OR LOSS OF DATA, ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

23.2 Cap. EXCEPT FOR EXCLUDED CLAIMS, EACH PARTY'S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNTS PAID AND PAYABLE BETWEEN THE PARTIES UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY.

23.3 Excluded Claims. "Excluded Claims" means: a Party's indemnification obligations under Article 22; breach of Article 21 (Confidentiality); breach or misuse of the licenses or Intellectual Property provisions of Articles 9, 10 and 15 (including breach of Sections 7.3, 9.2 and 9.4); payment obligations under Article 5 and Articles 12 through 14; and a Party's fraud, gross negligence or willful misconduct.

ARTICLE 24 — INSURANCE

24.1 Beginning no later than the first commercial sale of a Unit and continuing during the Term, each Party shall maintain commercial general liability insurance (including products and completed-operations coverage) with sufficient limits, and shall provide certificates of insurance upon request.

ARTICLE 25 — COMPLIANCE WITH LAWS

25.1 Each Party shall perform its obligations in compliance with Applicable Law, including consumer-product-safety laws and regulations applicable to its role, anti-bribery and anti-corruption laws, export-control and sanctions laws, environmental and chemical-compliance laws applicable to the Proprietary Materials, and the federal and state securities laws applicable to its own offerings and disclosures. Each Party shall promptly notify the other of any governmental inquiry that directly concerns the Program or the Parties' relationship, to the extent legally permitted.

ARTICLE 26 — GOVERNING LAW; DISPUTE RESOLUTION

26.1 Governing Law. This Agreement is governed by the laws of the State of Florida, without regard to conflict-of-laws principles. The United Nations Convention on Contracts for the International Sale of Goods does not apply.

26.2 Escalation. Before commencing any proceeding (other than for injunctive relief), the Parties shall refer the dispute to their respective chief executives, or, given the common-founder circumstance, to one independent director or advisor designated by each Party, who shall confer in good faith for thirty (30) days.

26.3 Mediation; Arbitration. Any dispute not resolved by escalation shall be submitted to non-binding mediation in Orlando, Florida, and, failing resolution within sixty (60) days, shall be finally resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, by one arbitrator, seated in Orlando, Florida, in English. Judgment on the award may be entered in any court of competent jurisdiction. Either Party may seek temporary or preliminary injunctive relief in any court of competent jurisdiction to protect Intellectual Property or Confidential Information pending arbitration.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 34 of 49

26.4 Jury Waiver. TO THE EXTENT ANY DISPUTE PROCEEDS IN COURT, EACH PARTY IRREVOCABLY WAIVES TRIAL BY JURY.

ARTICLE 27 — MISCELLANEOUS

27.1 Notices. Notices shall be in writing, nationally recognized overnight courier, or email with confirmation of receipt, to the addresses on the signature page (or as updated by notice). Notices are effective on receipt.

27.2 Assignment. Neither Party may assign this Agreement, in whole or in part, without the other Party's prior written consent, except that a Party may assign this Agreement in its entirety, on written notice, to a successor in a Change of Control that assumes this Agreement in writing; provided that no assignment shall relieve the assignor of accrued obligations, and any assignment in connection with a Bankruptcy Event remains subject to Article 19. Any purported assignment in violation of this Section is void.

27.3 Entire Agreement; Prior Agreements. This Agreement, together with its Exhibits and any annexes executed under it, constitutes the entire agreement of the Parties concerning its subject matter and supersedes all prior and contemporaneous understandings, term sheets and communications, written or oral, concerning that subject matter (a) the Original Agreement, solely as to executory obligations from and after the Effective Date, which are restated in Articles 2 through 5. Nothing in this Section rescinds, unwinds or modifies the transactions, payments, deliveries and licenses already consummated under the Original Agreement or the monthly arrangement, all of which are confirmed in Articles 2 through 4.

27.4 Amendment; Waiver. This Agreement may be amended only by a writing signed by both Parties and approved as required by Section 17.2. No waiver is effective unless in a signed writing, and no waiver of one breach waives any other breach.

27.5 Severability. If any provision is held invalid or unenforceable, it shall be modified to the minimum extent necessary to be enforceable while preserving the Parties' intent, and the remainder of this Agreement remains in effect.

27.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties; nothing herein confers rights on any other person, including either Party's investors, except that indemnified persons under Article 22 may enforce Article 22 through the indemnified Party.

27.7 Force Majeure. Neither Party is liable for delay or failure (other than payment obligations) caused by events beyond its reasonable control, including acts of God, natural disasters, epidemics, war, terrorism, labor disturbances, utility or supply-chain failures not caused by the affected Party, and governmental action, provided the affected Party gives prompt notice and uses reasonable efforts to mitigate and resume performance.

27.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is an original and all of which together constitute one instrument. Electronic signatures and copies have the same effect as originals.

27.9 Further Assurances. Each Party shall execute and deliver such further documents, and take such further actions, as the other Party reasonably requests to give effect to this Agreement, including recordation of licenses and assignments with applicable Intellectual Property offices.

27.10 Cumulative Remedies; Construction. Except as expressly stated, remedies are cumulative. The Parties acknowledge that each has participated in drafting, has been encouraged to consult independent counsel, and enters into this Agreement voluntarily with full knowledge of the Founder's dual role.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 35 of 49

SIGNATURE PAGE

Dual-Capacity Acknowledgment. Each Party acknowledges that Manuel Rendon executes this Agreement twice, once as an authorized officer of each Party, solely in his respective corporate capacities and not individually; that his conflicting interest has been disclosed to and approved by each Party as described in Section 17.2; and that each Party intends this Agreement to be enforceable notwithstanding such common signatory. Each signatory shall date his or her signature, and each Party shall retain with its counterpart the board resolutions or written consents evidencing the approvals described in Sections 6.5 and 17.2.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TIMEPLAST INC

By:	/s/ Manuel Rendon
Name:	Manuel Rendon
Title:	Chief Executive Officer (solely in such capacity)
Date:	8/28/2026

STRING CUBED, INC.

By:	/s/ Manuel Rendon
Name:	Manuel Rendon
Title:	Chief Executive Officer (solely in such capacity)
Date:	8/28/2026

Timeplast Inc. — Shareholder Notice and Written Consent | Page 36 of 49

EXHIBIT A — THE NINE ANALOG PRINCIPLES

The following summarizes, for definitional purposes only, the nine analog principles of analog computing published by StringCubed at stringcubed.com. The published versions control for scientific content; this Exhibit controls only for identifying the StringCubed Field under this Agreement.

1. Tranware (transient hardware). Computation by degradation: the hardware itself is the data, and the programmed physical consumption of the object is the execution of the computation.

2. B-Tempware (bio-temporal software). The "source code" is a chronological, biological manifest — a physical schedule (e.g., timed delivery of water, nutrients or light access) written into matter by the object's architect.

3. Hydro Logic Gates. Logic operations (e.g., DELAY, AND, OR) executed through geometric routing of fluids and the thickness and density of sacrificial physiochemical barriers, in place of electronic transistors.

4. Compile-to-Matter (WORO architecture). The schedule is physically compiled into the mass and geometry of the object at the time of manufacture — a write-once, run-once computing system.

5. Zero-Energy Entropic Execution. Execution powered by entropy itself — the thermodynamics of a polymer dissolving in water, gravity and deployment kinetics — requiring no electricity.

6. F-RAM (fluidic RAM). Volatile memory replaced by transient volumetric states: reservoirs temporarily holding fluids and nutrients that are "cleared" as they are consumed or passed to the next stage.

7. Physical AI (embodied computation). Intelligence encoded directly into material properties and structure, so objects autonomously execute time-dependent behaviors governed by physical law, without electronics or software.

8. True Analog Chips. In place of doped silicon, a high-molecular-weight hydrolyzed material whose hydrolysis level and physical density are manipulated to control fluidic conductivity and timing.

9. IMC (integrated morphological circuit). A 3D-printed, volumetric monolithic block integrating memory (reservoirs), routing (channels) and logic gates (sacrificial walls) into a single continuous geometry with no moving parts.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 37 of 49

EXHIBIT B — MANIFESTER TECHNOLOGIES (ILLUSTRATIVE INVENTORY)

The Manifester Technologies include, illustratively and without limitation, the following categories, in each case as developed by or for StringCubed for, or incorporated by StringCubed into, the Manifester or the TimeMass Filament Line, whether existing now or developed in the future:

B-1. Analog Computing platform. The Analog Computing architectures, methods and design tools applying the Nine Analog Principles (Exhibit A) to the Manifester and to Functional Filaments and Functional Objects.

B-2. Functional Filament algorithms. The algorithms, geometries, densities, wall thicknesses, channel routings and deposition strategies that make each TimeMass filament functional, including the design logic embodied in each Monthly Deliverable.

B-3. Functional Object and Premium Printed Object designs. Object designs, print files, embedded analog logic, validation and test data for Functional Objects, including Bloominite and sea-water desalination objects, and the object-generative capabilities of the Manifester.

B-4. Manifester Hardware. The electromechanical hardware of the Manifester: chassis, motion systems, extrusion and deposition assemblies, sensors, actuators, electronics and industrial design.

B-5. Firmware and control logic. Firmware, embedded control logic, the voice-to-object pipeline, and calibration data.

B-6. Manufacturing know-how. Tooling designs, bills of materials, manufacturing work instructions, test procedures and quality data for the Hardware and Units.

B-7. Intellectual Property. All StringCubed Background IP and Foreground IP embodied in any of the foregoing, including patents, patent applications, trade secrets, copyrights, software and design rights.

For the avoidance of doubt, and per the definition of "Manifester Technologies" in Article 1 and Section 9.2(d), this Exhibit does not include StringCubed technologies, products or programs that are neither developed for nor incorporated into the Manifester or the TimeMass Filament Line, including the independent programs identified on Exhibit F.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 38 of 49

EXHIBIT C — PROPRIETARY MATERIALS (ILLUSTRATIVE DESCRIPTION)

The Proprietary Materials are Timeplast's proprietary family of time-programmable, polar, water-soluble, alcohol-based polymers (the Time-Programmable Polymer platform described in Recital A), supplied in the grades, formulations and form factors required by the Program, including filaments, cartridges, pellets and consumables.

Illustrative tunable characteristics include: molecular weight and molecular-weight distribution; polarity; hydrolysis and water-solubility rate (time programmability); extrusion-ability and other processing characteristics; thermomechanical performance envelope; and material stability, toxicity profile and shelf life.

Each commercial lot is manufactured and quality-controlled by Timeplast to the applicable Specifications adopted under Section 7.4 and is accompanied by a certificate of analysis under Section 11.4. This Exhibit is illustrative and non-exhaustive; the Specifications control the technical requirements for each grade and form factor.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 39 of 49

EXHIBIT D — SUMMARY OF ECONOMIC TERMS

This Exhibit summarizes, for convenience only, the economic allocations of Article 5 and Articles 12 through 14. The Articles control in case of any conflict.

Revenue / payment stream	Who sells / collects / pays	Timeplast receives	StringCubed receives
Monthly filament development (Article 5)	Timeplast pays StringCubed a fixed monthly R&D fee	One new TimeMass functional-filament formulation (or development package) per month; 100% of resulting product revenue and profits	$989 per month fixed research-and-development fee; no royalty, revenue share or profit share
Manifester Units (hardware) (Article 12)	Timeplast (exclusive seller); StringCubed manufactures and sells Units to Timeplast at COGS	70% of Net Hardware Profit	COGS reimbursement + 30% of Net Hardware Profit (Hardware Manufacturer Fee)
Proprietary Materials: filaments, cartridges, consumables — spent on every print (Article 13)	Timeplast (sole and exclusive supplier)	100% of Materials Revenue	Nothing — StringCubed never profits from Timeplast’s materials
Premium Printed Objects and Subscription Offerings — Manifester Object Store (Article 14)	Timeplast (Store operator and merchant of record); StringCubed is the developer	Platform Commission: 30% of Gross Store Receipts (Apple standard-rate benchmark; optional 15% tiers per §14.7(d))	Developer Proceeds: 70% of Gross Store Receipts (for StringCubed-developed objects; third-party objects per Section 14.7(c))
Development costs	—	Timeplast bears 100% of its own field’s costs	StringCubed bears 100% of its own field’s costs

Historical consideration confirmed (Articles 2 and 3): Timeplast paid StringCubed $69,350 under the Original Agreement dated January 20, 2024, covering the initial TimeMass formulations, the TimeMass development program deliverables and the Bloominite License. Timeplast's audited financial statements report net revenue of $48,529 (fiscal year 2024) and $171,108 (fiscal year 2025); per Timeplast's product-level records (its Squarespace e-commerce sales and order reports, reconciled as described in Section 3.5) and management confirmation, all such revenue was attributable to TimeMass filaments developed by StringCubed (aggregate $219,637). See Section 3.6 for the distinction between revenue and profit.

Other than the Monthly Development Fee and the amounts described above, no other payments, royalties, loans, advances, capital contributions or funding of any kind flow between the Parties.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 40 of 49

EXHIBIT E —CERTIFICATE: TIMEMASS REVENUE AND MONTHLY DEVELOPMENT

This exhibit independently produced by Squarespace, Timeplast.com’s web host, certifies, based upon Timeplast's product-level sales ledger, subscription records, invoices, refunds, returns, payment-processor records, including its Squarespace e-commerce sales and order reports as reconciled to the audited financial statements pursuant to Section 3.5 of the Agreement (the "Reconciliation", attached as Annex 1), that all revenue recognized by Timeplast during fiscal years 2024 and 2025 was attributable to sales of TimeMass filaments and Timeplast’s subscription model which ships one new TimeMass filament every month, all developed by String Cubed.

Fiscal year ended December 31, 2024:

Audited Timeplast net revenue: $48,529

TimeMass net revenue: $48,529

Percentage attributable to TimeMass sales: 100%

Fiscal year ended December 31, 2025:

Audited Timeplast net revenue: $171,108

TimeMass net revenue: $171,108

Percentage attributable to TimeMass sales: 100%

Aggregate fiscal year 2024 and 2025 TimeMass net revenue: $219,637

The following Reconciliation as Annex 1 forms part of the records supporting the certifications above and shall be retained with Timeplast's corporate records and furnished to Timeplast's independent auditors and, upon request, to applicable regulators:

Timeplast Inc. — Shareholder Notice and Written Consent | Page 41 of 49

Annex 1: Reconciliation of Squarespace Sales and Order Reports to Audited Net Revenue (Section 3.5)

Timeplast Inc. — Shareholder Notice and Written Consent | Page 42 of 49

PREPARED BY TIMEPLAST

TIMEPLAST
PROGRAMMABLE MATTER

SALES REPORT

JAN 1ST, 2024 TO DECEMBER 31ST, 2025

Executive summary based on the original Squarespace.com order export.

REPORTED NET COLLECTED

USD 244,486.92

Order total less refunds; includes shipping and taxes.

ORDERS	PRODUCT SALES	REFUNDS
5,136	$226,390.31	$10,823.16

PRODUCT SALES SOURCE STATEMENT

According to the Squarespace export and the commercial classification provided by TimePlast, 100% of reported product sales is attributable to the TimePlast Subscription and sales of TimeMass filament and related products.

PERIOD	CURRENCY	ISSUED
Jan 1, 2024 - Dec 31, 2025	USD	Aug 7, 2026

Source: Squarespace.com - original order export attached to this PDF.
01

Timeplast Inc. — Shareholder Notice and Written Consent | Page 43 of 49

TIMEPLAST
PROGRAMMABLE MATTER
FINANCIAL SUMMARY

Performance and scale

ORDERS
5,136
5,094 in 2025

AVERAGE ORDER
$49.71
Total / order

CUSTOMERS
3,565
Unique emails

REFUND RATE
4.24%
Of order total

Metric	2024	2025	Total
Orders	42	5,094	5,136
Product sales	$10,404.52	$215,985.79	$226,390.31
Discounts	($2.50)	($1,002.02)	($1,004.52)
Shipping	$612.92	$28,449.04	$29,061.96
Taxes	$0.00	$862.33	$862.33
Order total	$11,014.94	$244,295.14	$255,310.08
Refunds	($68.99)	($10,754.17)	($10,823.16)
Net collected	**$10,945.95**	**$233,540.97**	**$244,486.92**

Monthly net collected in 2025 (USD)

$35.0k
$26.2k
$17.5k
$8.8k
$0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

Q4 accounted for 40.3% of 2025 net collected.

TIMEPLAST | SOURCE: SQUARESPACE.COM
02

Timeplast Inc. — Shareholder Notice and Written Consent | Page 44 of 49

TIMEPLAST
PROGRAMMABLE MATTER

COMPOSITION

Source of product sales

100%
product sales

PRODUCT SALES

USD 226,390.31

Subscription — 16.0% — $36,201.89

Regular Orders — 84.0% — $190,188.42

100% classified into the two stated categories

Product sales by order type and year

Year	Subscription	Regular Orders	Total Product Sales
2024	$0.00 0.00%	$10,404.52 100.00%	$10,404.52
2025	$36,201.89 16.76%	$179,783.90 83.24%	$215,985.79
TOTAL	$36,201.89 15.99%	$190,188.42 84.01%	$226,390.31

CLASSIFICATION BASIS

Subscription includes line items whose Squarespace 'Lineitem name' contains 'subscription' (case-insensitive). Every other line item is classified as Regular Orders. Amounts are gross product sales and reconcile exactly to the Squarespace Subtotal field.

TIMEPLAST | SOURCE: SQUARESPACE.COM

03

Timeplast Inc. — Shareholder Notice and Written Consent | Page 45 of 49

TIMEPLAST
PROGRAMMABLE MATTER

SALES APPENDIX

Monthly detail

Values in USD. 'Total' includes product, shipping, taxes, and discounts; 'Net' subtracts refunds.

2024

Month	Orders	Total	Refund	Net
Jan	0	$0.00	$0.00	$0.00
Feb	2	$7,637.79	$0.00	$7,637.79
Mar	1	$36.36	$0.00	$36.36
Apr	0	$0.00	$0.00	$0.00
May	0	$0.00	$0.00	$0.00
Jun	4	$645.88	$68.99	$576.89
Jul	7	$402.60	$0.00	$402.60
Aug	3	$693.48	$0.00	$693.48
Sep	4	$301.85	$0.00	$301.85
Oct	2	$60.96	$0.00	$60.96
Nov	4	$132.34	$0.00	$132.34
Dec	15	$1,103.68	$0.00	$1,103.68
TOTAL	42	$11,014.94	$68.99	$10,945.95

2025

Month	Orders	Total	Refund	Net
Jan	42	$1,865.55	$53.98	$1,811.57
Feb	131	$8,386.79	$115.95	$8,270.84
Mar	148	$9,472.95	$269.98	$9,202.97
Apr	271	$15,865.58	$654.38	$15,211.20
May	302	$20,064.96	$1,257.17	$18,807.79
Jun	262	$17,165.93	$875.64	$16,290.29
Jul	534	$31,386.17	$4,374.16	$27,012.01
Aug	496	$24,183.00	$487.36	$23,695.64
Sep	506	$19,620.79	$418.62	$19,202.17
Oct	644	$27,319.94	$495.32	$26,824.62
Nov	833	$34,292.09	$778.22	$33,513.87
Dec	925	$34,671.39	$973.39	$33,698.00
TOTAL	5,094	$244,295.14	$10,754.17	$233,540.97

2024 BY QUARTER - NET COLLECTED

Q1 3 orders	Q2 4 orders	Q3 14 orders	Q4 21 orders
$7,674.15	$576.89	$1,397.93	$1,296.98

2025 BY QUARTER - NET COLLECTED

Q1 321 orders	Q2 835 orders	Q3 1,536 orders	Q4 2,402 orders
$19,285.38	$50,309.28	$69,909.82	$94,036.49

2024 QUARTER CONTEXT

Q1 contains 3 orders totaling $7,674.15 in net collected; order #00002 on Feb 19 contributed $7,220.00 (94.1%). Q2 contains no April or May orders and includes one fully refunded June order of $68.99.

TIMEPLAST | SOURCE: SQUARESPACE.COM

04

Timeplast Inc. — Shareholder Notice and Written Consent | Page 46 of 49

TIMEPLAST
PROGRAMMABLE MATTER

ORDER DETAIL

2024 quarterly context

Q1 2024 source explanation

The quarterly values on page 04 are based on order-level net collected. The table below shows every order included in Q1 2024.

Q1 2024

$7,674.15

3 orders - net collected

LARGEST ORDER

$7,220.00

Order 00002 - 94.1% of Q1

Q1 2024 order-level reconciliation

Order	Date	Source Detail	Net Collected
00001	Feb 9, 2024	1 Timeplast Raw at $380 plus $37.79 shipping	**$417.79**
00002	Feb 19, 2024	19 Timeplast Raw units at $380 each	**$7,220.00**
00003	Mar 19, 2024	$19.99 product plus $16.37 shipping	**$36.36**
Q1 total			**$7,674.15**

Why the 2024 quarters look uneven

Q1 Only 3 orders produced $7,674.15 in net collected. Order 00002 alone contributed $7,220.00, or 94.1% of the quarter.

Q2 There were no orders in April or May. Four June orders totaled $645.88; after a $68.99 refund, Q2 net collected was $576.89.

All values are from the attached Squarespace export. Net collected = Total - Amount Refunded.

TIMEPLAST | SOURCE: SQUARESPACE.COM

05

Timeplast Inc. — Shareholder Notice and Written Consent | Page 47 of 49

TIMEPLAST
PROGRAMMABLE MATTER

SQUARESPACE SOURCE

Source and data integrity

Order total reconciliation

PRODUCT		SHIPPING		TAXES		DISCOUNTS		ORDER TOTAL
$226,390.31	+	$29,061.96	+	$862.33	-	$1,004.52	=	$255,310.08

ORDER TOTAL - REFUNDS = NET COLLECTED

$255,310.08 - $10,823.16 = $244,486.92

Coverage and controls

- **PERIOD** Jan 1, 2024 - Dec 31, 2025, using the local date in 'Created at'.
- **COVERAGE** 5,136 unique orders; 8,723 CSV records; USD currency.
- **STATUSES** 4,999 PAID orders and 137 refunded orders; 54 canceled, all fully refunded.
- **CONTROL** Product lines reconcile to Subtotal and every order reconciles to Total with no differences greater than USD 0.01.

Attached source

SQUARESPACE.COM - ORDER EXPORT

Open the PDF attachment panel (paperclip) to view the source CSV:

Timeplast Sales Jan 1, 2024- Dec 31,2025.csv

Size: 20,080,433 bytes

SHA-256: 6f11fc62692e6c67498e50fc81d86121
0623989adbae9f1cf282d836d376fb94

IMPORTANT NOTES

- The export contains no orders dated Jan 1 through Feb 8, 2024; the first available order is dated Feb 9, 2024.
- Subscription includes only line items whose Squarespace 'Lineitem name' contains 'subscription' (case-insensitive); all other line items are classified as Regular Orders.
- The attached CSV is the unmodified Squarespace source used for every calculation in this report; its SHA-256 fingerprint is shown above.

TIMEPLAST | SOURCE: SQUARESPACE.COM

06

Timeplast Inc. — Shareholder Notice and Written Consent | Page 48 of 49

EXHIBIT F — STRINGCUBED INDEPENDENT PROGRAMS (ILLUSTRATIVE)

The following StringCubed programs are independent of the Manifester Program. They are not included in the Manifester Technologies or the License, except to the extent a specific technology within them is hereafter developed for, or incorporated by StringCubed into, the Manifester or the TimeMass Filament Line as provided in Section 9.2(d):

1. Singular City program

2. Underlying science in StringCubed’s paper “Thermodynamic and Rheological Shielding in Fused Deposition Modeling”

3. Underlying science in StringCubed’s paper “The Forgotten Paradigm of End-to-End Analog Computing”

4. Underlying science in StringCubed’s paper “Universal Prosperity vs. Universal Income”

5. Analog Biological Manufacturing

6. Chronocentric Human Discrimination

StringCubed may update this Exhibit by written notice to Timeplast. No update to this Exhibit narrows any license already granted under this Agreement, and nothing in this Exhibit limits Section 7.3(a). This Exhibit is illustrative; the operative exclusion is stated in the definition of "Manifester Technologies" in Article 1 and in Sections 9.2(d) and 9.4.

Timeplast Inc. — Shareholder Notice and Written Consent | Page 49 of 49